Exhibit 10.37

EXECUTION COPY

SHARE AND ASSET PURCHASE AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED,

浙江蚂蚁小微金融服务集团有限公司

(ZHEJIANG ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD.),

and

THE OTHER PARTIES NAMED HEREIN

Dated as of August 12, 2014

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- ii -

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SHARE AND ASSET PURCHASE AGREEMENT

THIS SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2014, is entered into by and between:

(1)	Alibaba Group Holding Limited, a Cayman Islands company (the “Seller”);

(2)	浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.), a limited liability company organized under the Laws of the PRC (the “Purchaser”);

(3)	Alibaba.com China Limited, a limited liability company organized under the Laws of Hong Kong (“Alibaba.com China (B58)”); 浙江淘宝网络有限公司 (Zhejiang Taobao Network Co., Ltd.), a limited liability company organized under the Laws of the PRC (“Zhejiang Taobao (T51)”); 杭州阿里创业投资有限公司 (Hangzhou Ali Venture Capital Co., Ltd.) (“Hangzhou Ali Venture Capital (A54)”); Silverworld Technology Limited, a limited liability company organized under the Laws of the British Virgin Islands (“Silverworld Technology (B17)”) and collectively with the other entities listed above in this clause (3), the “Subsidiary Seller Parties” and the Subsidiary Seller Parties together with the Seller, the “Seller Parties”);

(4)	SoftBank Corp., a Japanese corporation and shareholder of the Seller (“SoftBank”); Yahoo! Inc., a Delaware corporation and a direct and indirect shareholder of the Seller (“Yahoo!”); 支付宝(中国)网络技术有限公司 (Alipay.com Co., Ltd.), a limited liability company organized under the Laws of the PRC (“Alipay”); APN Ltd., a company organized under the Laws of the Cayman Islands (“IPCo”); Jack Ma (“JM”); Xie Shihuang; and Joseph Chung Tsai (“JT,” and together with the Seller and the other entities and individuals listed above in this clause (4), the “Framework Agreement Parties”);

(5)	Solely with respect to the Sections referred to in Section 12.5, PMH Holding Limited, a company incorporated under the Laws of the British Virgin Islands (“PMH”); and

(6)	Solely with respect to the Sections referred to in Section 12.5, 杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of the PRC (“Junao Management Holdco”) and 杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of the PRC (“Junhan Management Holdco” and together with Junao Management Holdco, the “Management Holdcos”).

The parties hereto are referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Seller Parties wish to transfer certain assets and securities to the Purchaser as specified herein;

WHEREAS, the Purchaser wishes to make certain payments, as specified herein, to the Seller, in consideration of such transfer;

WHEREAS, the Parties intend that that certain Framework Agreement, dated as of July 29, 2011, by and among the Framework Agreement Parties (the “Framework Agreement”), be terminated on the date hereof as set forth herein;

WHEREAS, concurrently herewith, (A) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favour of Wilmington Trust (Cayman), Ltd., (B) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favour of Wilmington Trust (Cayman), Ltd. (the “Original Legal Mortgage of IPCo Shares”), as assigned and novated by a Deed of Assignment and Novation, dated August 12, 2014 pursuant to which JT (as assignor) has assigned and transferred to PMH (as assignee) absolutely all of his rights and title to, and interest and benefit in, to and under the Original Legal Mortgage of IPCo Shares and novated to PMH all of his obligations and liabilities under the Original Legal Mortgage of IPCo Shares, (C) the Fixed and Floating Charge, dated October 21, 2011, between IPCo and Wilmington Trust (Cayman), Ltd. and (D) the Amended and Restated Collateral Agency Agreement, dated June 2, 2014, by and between Seller and Wilmington Trust (Cayman), Ltd., have been amended (collectively, as amended, the “Amended IPCo Security Documents”) to secure the Liquidity Event Payment provided for herein and to reflect the continuing obligations under this Agreement and the Amended IPCo Security Documents following the termination of the Framework Agreement, and the Memorandum and Articles of Association of IPCo have been duly amended to reflect the termination of the Framework Agreement and the powers and authority of IPCo to enter into and perform its obligations under this Agreement;

WHEREAS, the Seller has received a Cayman Islands opinion and a BVI opinion of Maples and Calder, addressed to Seller, Yahoo and SoftBank in the agreed form dated the date hereof addressing, among others, the enforceability, validity and due authorization of (A) the Amended IPCo Security Documents to secure the Liquidity Event Payment provided for herein and to reflect the continuing obligations under this Agreement and the Amended IPCo Security Documents following the termination of the Framework Agreement and (B) the amendments to the Memorandum and Articles of Association of IPCo to reflect the termination of the Framework Agreement and the powers and authority of IPCo to enter into and perform its obligations under this Agreement;

WHEREAS, the Seller has received an opinion of Fangda Partners, addressed to Seller in the agreed form dated the date hereof addressing, among others, (A) the enforceability and validity of this Agreement under the Laws of the PRC against the Parties hereto and (B) the due authorization of this Agreement by the Parties hereto organized under the Laws of the PRC or domiciled in the PRC;

WHEREAS, the Parties intend that the Commercial Agreement, dated as of July 29, 2011, currently in place among the Seller, the Purchaser and Alipay, as amended (the “2011 Commercial Agreement”), shall continue in effect;

WHEREAS, concurrently herewith, 阿里巴巴(中国)有限公司 (Alibaba (China) Co., Ltd.), a corporation organized under the Laws of the PRC and a wholly-owned Subsidiary of the Seller (“Alibaba China Co. (A50)”) has entered into a Software System Use and Service Agreement with each of 浙江阿里巴巴小额贷款股份有限公司 (Zhejiang Alibaba Small Loan Co., Ltd.) (“Alibaba Small Loan Company (F50)”) and the Chongqing Loan Company (F51) (together, and including any analogous agreements entered into by Purchaser’s Subsidiaries pursuant to Section 2.8, the “SME Loan Know-How License Agreements”);

WHEREAS, the Parties intend that, concurrently herewith, the Intellectual Property License and Software Technology Services Agreement, dated as of July 29, 2011, by and between the Seller and Alipay (the “IPLA”), has been amended and restated (the “Amended IPLA”), and shall continue in effect as so amended and restated, and the Seller wishes to receive the right to certain payments from Purchaser under the Amended IPLA;

WHEREAS, concurrently herewith, the Shared Services Agreement, dated as of July 29, 2011, by and between the Seller and the Purchaser, has been amended and restated (the “Amended Shared Services Agreement”), and shall continue in effect as so amended and restated;

WHEREAS, concurrently herewith, the Seller and the Purchaser have entered into an agreement governing access to data and other related cooperation between the Parties (the “Data Sharing Agreement”);

WHEREAS, concurrently herewith, the Seller and the Purchaser have entered into a binding term sheet, whereby the Seller shall provide the Purchaser with certain cloud computing services to enable the Purchaser to process and analyze data solely in connection with its permitted businesses from time to time (the “Technology Services Agreement”);

WHEREAS, concurrently herewith, the Seller and the Purchaser have entered into an agreement providing for mutual cooperation on a list of activities to be developed and agreed upon with respect to the loan business for small and medium enterprises (the “Cooperation Agreement”);

WHEREAS, concurrently herewith, the Seller and the Purchaser have entered into an agreement regarding the use by each party and its respective subsidiaries of trademarks incorporating the “Ali” [阿里] name or prefix or the “ecommerce”/ “网商”, “ ”, or “ ” name, prefix or logo (the “Trademark Agreement,” and together with this Agreement, the Amended IPLA, the Amended Shared Services Agreement, the 2011 Commercial Agreement, the Data Sharing Agreement, the Technology Services Agreement and the Cooperation Agreement, as may be amended from time to time and with the schedules, annexes and exhibits thereto, the “Transaction Documents”); and

WHEREAS, the Parties desire to provide for the affairs of the Seller and the Purchaser and the rights and obligations of the Parties on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 General. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) the Affiliates of a Person shall include the Subsidiaries of such Person, and (b) the Seller shall not be an Affiliate of SoftBank or of Yahoo!, or vice versa, for purposes of this Agreement.

“Alipay-Exclusive IP” shall have the meaning ascribed to such term in the Amended IPLA.

“Alipay Qualified IPO” means an underwritten initial public offering of Equity Securities of Alipay (i) at an implied equity value of Alipay exceeding twenty-five billion U.S. Dollars (US$25,000,000,000), (ii) in which, immediately following the offering, the Equity Securities of Alipay sold in the offering are listed on a Recognized Stock Exchange, and (iii) which results in gross proceeds of at least two billion U.S. Dollars (US$2,000,000,000).

“Alipay Royalty” shall have the meaning ascribed to that term in the Amended IPLA.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or New York are authorized or obligated by Laws to close.

“Business Scope Period” means the period commencing on the date of this Agreement and terminating upon the earlier of (i) the first date following the first occurrence of any Issuance on which the Seller and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Ownership Interests in the Purchaser issued, on or prior to such date, to the Seller and its Subsidiaries collectively pursuant to this Agreement; provided, that if the Seller and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of Purchaser Equity or equivalent equity interests of the Purchaser, such sale shall not terminate the Business Scope Period unless the Seller and/or any of its Subsidiaries subsequently voluntarily sells any Purchaser Equity or equivalent equity interests of the Purchaser and immediately following such sale the Seller and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Ownership Interests in the Purchaser issued, on or prior to the date of such sale, to the Seller and its Subsidiaries collectively pursuant to this Agreement, and (ii) the expiration of the Total Term (as defined in the Data Sharing Agreement).

“Collateral” means, collectively, all the property (whether personal, real, mixed or otherwise) which is subject or is intended to become subject to the security interests or Liens granted by any of the Amended IPCo Security Documents.

“Confidential Information” means information delivered by or on behalf of a Party to another Party or its Representatives pursuant to, in connection with, or related to this Agreement or any of the transactions, rights or obligations contemplated by this Agreement; provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure; (b) was otherwise known to such receiving Party and not subject to a duty to keep such information confidential prior to the time of such disclosure; (c) subsequently becomes publicly known through no act or omission by such receiving Party or any of its Representatives in breach of this Agreement; (d) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person that such receiving Party knows to have a duty to keep such information confidential; or (e) is subject to the Data Sharing Agreement.

“Connected Person” means, with respect to any Person, such Persons as would be “connected persons” as defined in Rule 1.01 and expanded in Rule 14A.11 of the Hong Kong Stock Exchange listing rules as in effect as of the date hereof.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, title defect, security interest or other restriction or limitation of any kind (other than those created under applicable securities Laws).

“Equity Securities” means, with respect to any entity, any equity interests of such entity, however described or whether voting or nonvoting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of such entity, including, for the avoidance of doubt, Purchaser Equity where the subject entity is the Purchaser.

“Family Member” means, with respect to any Person, any child, grandchild, parent, grandparent, spouse or sibling, of such Person, and shall include adoptive relationships of the same type.

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, Order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Highly Sensitive Information” means any competitively sensitive business, marketing, technical and other information that the Purchaser does not otherwise intend to publicly disclose other than information as to which the Seller certifies, through a certificate duly executed by an authorized executive officer of the Seller, SoftBank or Yahoo!, that it or SoftBank or Yahoo!, as applicable, requires such information in order to comply with public reporting requirements under the applicable securities Laws and rules of any stock exchange on which the Equity Securities of the Seller are admitted to trading or for the purpose of complying with applicable Law.

“IFRS” means International Financial Reporting Standards.

“Income Share Buyout Amount” means the Income Share Buyout Amount payable by the Purchaser to the Seller under Section 5.8 of the Amended IPLA in the relevant circumstance, net of any Taxes arising therefrom.

“Intellectual Property” means:

(a) patents, patent applications and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b) trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations and renewals in connection therewith;

(c) copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content and documentation, and all applications, registrations and renewals in connection therewith (“Copyrights”); and

(d) trade secrets, know-how, information and/or technology of any kind (including processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

“Interest Rate” means two percent (2%) plus the two (2)-year U.S. Treasury rate as published in The Wall Street Journal New York edition on the date in the United States that the Initial Liquidity Event Payment is made or if such rate ceases to be available or is not published, the most closely comparable rate.

“IPCo Payment” means a portion of the Liquidity Event Payment equal to Five Hundred Million Dollars (US$500,000,000).

“IPO” means an initial public offering.

“Issuance” means each issuance of Ownership Interests in the Purchaser pursuant to Section 2.3, each of which (i) shall be made to the Seller or a Subsidiary of the Seller designated by the Seller, (ii) shall be of an Ownership Interest in the Purchaser representing, on a fully-diluted basis, as of immediately following such issuance together with all prior Issuances, a percentage of the aggregate Ownership Interests in the Purchaser equal to the Maximum Issuance Interest (or such lesser percentage as is permitted by the Issuance Approvals), and (iii) shall be free and clear of any Encumbrances whatsoever.

“Issuance Percentage” means the ratio, expressed as a percentage, of the Ownership Interests in Purchaser issued with respect to all Issuances to the Maximum Issuance Interest; provided that the Issuance Percentage shall not exceed 100%.

“Law” means (a) any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or Order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body or (b) any applicable widely adopted industry standard rules and regulations (such as the Payment Card Industry Data Security Standard or PCIDSS).

“Liabilities” means any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Maximum Issuance Interest” means (x) prior to a Purchaser Qualified IPO, thirty-three percent (33%), (y) following a Purchaser Qualified IPO, the product of thirty-three percent (33%) multiplied by the ratio of outstanding Ownership Interests of the Purchaser immediately prior to the Purchaser Qualified IPO to the outstanding Ownership Interests of the Purchaser immediately following the Purchaser Qualified IPO, and (z) following any Third-Party Issuance or Non-Pro Rata Share Repurchase subsequent to a Purchaser Qualified IPO, the product of the percentage that would have been calculated as the Maximum Issuance Interest immediately prior to such Third-Party Issuance or Non-Pro Rata Share Repurchase, multiplied by the ratio of outstanding Ownership Interests of the Purchaser immediately prior to the Third-Party Issuance or Non-Pro Rata Share Repurchase to the outstanding Ownership Interests of the Purchaser immediately following the Third-Party Issuance or Non-Pro Rata Share Repurchase; provided, however, that at no time shall the Maximum Issuance Interest exceed thirty-three percent (33%).

“MIIT” means the Ministry of Industry and Information Technology of the PRC and any duly authorized provincial or local office of the Ministry of Industry and Information Technology of the PRC.

“MOFCOM” means the Ministry of Commerce of the PRC and any duly authorized provincial or local office of the Ministry of Commerce of the PRC.

“New FIG Business-Exclusive IP” has the meaning ascribed to that term in the Amended IPLA.

“New FIG Royalty” shall have the meaning ascribed to that term in the Amended IPLA.

“Non-Pro Rata Share Repurchase” means any acquisition or redemption by the Purchaser of then outstanding Ownership Interests of the Purchaser other than an acquisition or redemption by the Purchaser of its Ownership Interests pro rata from all holders of such Ownership Interests.

“Order” means any judgment, order, writ, preliminary or permanent injunction, instruction or decree of any Governmental Authority or any arbitration award.

“Ownership Interest” of any Person in any entity organized under the laws of the PRC means, as of any time: (a) if such entity is in the form of a limited liability company, the quotient of the amount of the registered capital of such entity directly or indirectly owned by such Person divided by the total amount of the registered capital of such entity at such time; (b) if such entity is in a form of a company limited by shares, the quotient of the amount of the total shares of such entity directly or indirectly owned by such Person divided by the total amount of the shares of such entity issued and outstanding at such time; or (c) if such entity is in any other form, the quotient of the amount of the capital investment of such entity directly or indirectly owned by such person divided by the total amount of the capital investment contributed by all the shareholders of such entity, or the quotient of the total capital investment amount of such entity otherwise agreed in writing by all the shareholders of such entity.

“Payment Date” shall have the meaning ascribed to such term in the Amended IPLA.

“PBOC” means the headquarters of the People’s Bank of China located in Beijing and any duly authorized provincial or local office of the People’s Bank of China.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of legal entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“PRC Person” means (a) an individual with PRC nationality pursuant to the Nationality Law of the PRC, (b) a company organized under the Laws of the PRC that (i) is not a WFOE, (ii) is not otherwise foreign owned or foreign invested under the Laws of the PRC, and (iii) is not controlled or (in whole or in part) Beneficially Owned by any WFOE, VIE Structure, foreign invested enterprise under the Laws of the PRC, individual without PRC nationality, or Person organized under the Laws of a territory other than the PRC, or (c) a PRC Governmental Authority.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Purchaser Business” means (a) the provision and distribution of credit (including providing loans, factoring, guarantees and loan servicing) and insurance; (b) the provision of investment management and banking services (including capital markets advice, deposit services, custody services, trust services and other financial advisory services); (c) payment transaction processing and payment clearing services for third parties (including issuance of physical, virtual, online or mobile credit, debit or stored value cards, operation of payment networks, and acquisition of merchants for rendering payment services); (d) leasing, lease financing and related services; (e) trading, dealing and brokerage with respect to foreign exchange and financial instruments, including securities, indebtedness, commodities futures, derivatives, and currencies; (f) distribution of securities, commodities, funds, derivatives and other financial products (including trading and brokerage services with respect to the same); and (g) provision of credit ratings and credit profiles and reports.

“Purchaser Equity” means (a) if the Purchaser is in the form of a limited liability company, registered capital of the Purchaser; or (b) if the Purchaser is in a form of a company limited by shares, shares of the Purchaser.

“Purchaser Qualified IPO” means an underwritten initial public offering of Equity Securities of the Purchaser (i) at an implied equity value of the Purchaser exceeding Twenty-Five Billion U.S. Dollars (US$25,000,000,000), (ii) in which, immediately following the offering, the Equity Securities of the Purchaser sold in the offering are listed on a Recognized Stock Exchange, and (iii) which results in gross proceeds of at least Two Billion U.S. Dollars (US$2,000,000,000).

“Recognized Stock Exchange” means the largest capitalization listing tier of any of the New York Stock Exchange, NASDAQ, London Stock Exchange, Hong Kong Stock Exchange, Shenzhen Stock Exchange or Shanghai Stock Exchange (for example, as of the date of this Agreement, for NASDAQ, the NASDAQ Global Select Market or for the London Stock Exchange, Main Market Primary Listing).

“Related Party” means:

(a) JM, JT, any of JM’s or JT’s respective Family Members, trusts formed by JM or JT for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of JM, JT or JM’s or JT’s respective Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of JM, JT or JM’s or JT’s respective Family Members shall be conclusively established in the affirmative if JM, JT or JM’s or JT’s respective Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity);

(b) either Management Holdco or its respective general partner or any Person who controls such general partner; or

(c) any Person that would be a Connected Person of the Purchaser or either Management Holdco other than (i) directors and chief executives (and their respective associates) of any Subsidiary of the Purchaser that would not otherwise be Connected Persons of the Purchaser or either Management Holdco if they were not a director or chief executive of a Subsidiary of the Purchasers and (ii) the Seller, its Subsidiaries and Persons who would not otherwise be Connected Persons of the Purchaser or either Management Holdco in the absence of its relationship with the Seller.

“Renminbi” or “RMB” means lawful money of the PRC.

“Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Retained IP” means the Intellectual Property Rights set forth on Schedule 2.02(b) of the Framework Agreement and all of the Alipay-Exclusive IP and New FIG Business-Exclusive IP.

“SAFE Circular 75 Registration” means registration as required under the Circular Concerning Certain Foreign Exchange Administrative Issues Related to Offshore Special Purpose Vehicles Established by PRC Residents and Round Trip Investment, issued by SAFE, effective November 1, 2005, or any supplementary or successor rule or regulation under PRC Law.

“Secured Obligations” means all obligations and liabilities of Purchaser and IPCo to pay any Liquidity Event Payment, Initial Liquidity Event Payment, or any Liquidity Event Impact Payment, and interest and tax-related payments under this Agreement and any Impact Payment under the Commercial Agreement, and all obligations and liabilities of IPCo, Purchaser, JM, JT (as party to the Original Legal Mortgage of IPCo Shares and in the event all rights and obligations under the Novated Legal Mortgage of IPCo Shares (as amended by the Legal Mortgage of IPCo Shares) revert to JT pursuant to the Deed of Assignment and Novation) and PMH under the Amended IPCo Security Documents, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or otherwise.

“Seller Audit Committee” means the audit committee of the board of directors of the Seller, which shall comply with applicable requirements of the New York Stock Exchange Listed Company Manual; provided that, for the avoidance of doubt, at any time following the listing of Equity Securities of the Seller on the New York Stock Exchange that the Equity Securities of the Seller are not listed on the New York Stock Exchange, the Seller Audit Committee shall consist solely of directors who are not officers or employees of the Seller or its Affiliates; provided further that, at any time prior to the listing of the Equity Securities of the Seller on the New York Stock Exchange, no more than one-half of the members of the Seller Audit Committee shall be officers or employees of the Seller.

“Seller Business” means the businesses of the Seller and its Subsidiaries (excluding, for the avoidance of doubt, the Purchaser Business) from time to time (together with any and all logical extensions of the business of the Seller and its Subsidiaries).

“Seller’s Ownership Percentage of Alipay” means, as of any time, (a) the amount of the registered capital or equivalent equity interests of Alipay Beneficially Owned by the Purchaser at such time multiplied by (b) the Seller’s Ownership Interest in the Purchaser at such time, divided by (c) the total amount of the registered capital or equivalent equity interests of Alipay issued and outstanding at such time, plus the quotient of (d) the amount of the registered capital or equivalent equity interests of Alipay Beneficially Owned (other than through the Purchaser) by the Seller at such time, divided by (e) the total amount of the registered capital or equivalent equity interests of Alipay issued and outstanding at such time.

“SME Loan” means a loan made by a lender in the small and medium enterprise financing market.

“SME Loan Onshore IP” means the domain names and copyrights registered in the PRC and owned by 阿里巴巴（中国）网络技术有限公司(Alibaba (China) Technology Co., Ltd. (B50)) set forth on Schedule 2.2(a)(ii), excluding, for avoidance of doubt, any SME Loan Know-How.

“SME Loan Know-How” means all know-how and Copyrights of the Seller and/or its Subsidiaries relating solely to the management and operation of an SME Loan business as conducted by Alibaba Small Loan Company (F50), Chongqing Loan Company (F51) and/or Guarantee Company (F82), including the materials listed in Exhibit H of the Amended IPLA, in each case that will be transferred to Purchaser or a Subsidiary of Purchaser in connection with the Transfer of the SME Loan Know-How pursuant to Section 2.2(a) of this Agreement.

“Software Technology Services Fee” shall have the meaning ascribed to that term in the Amended IPLA.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions. For the avoidance of doubt, none of the Purchaser or its Subsidiaries shall be deemed to be Subsidiaries of the Seller or any of its Subsidiaries.

“Tax” or “Taxes” means any federal, state, county, national, provincial, local or foreign tax (including transfer taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties and additions imposed thereon or with respect thereto.

“Third-Party Issuance” means any bona fide sale for cash by the Purchaser of any of its Equity Securities to a third party (other than Seller or any of its Subsidiaries or any Subsidiary of Purchaser) in a new equity financing.

“Transfer” means and includes any direct or indirect sale, assignment, Encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy Proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, or by forward or reverse merger.

“United States” means the United States of America.

“U.S. Dollars” and “US$” shall each mean lawful money of the United States.

“VIE Structure” means the investment structure in which a PRC-domiciled operating entity and its PRC shareholders enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of the PRC-domiciled operating entity and also consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“WFOE” means a wholly foreign-owned enterprise formed under the Laws of the PRC.

Section 1.2 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
2011 Commercial Agreement	Recitals
Accrued Profit Share	Section 2.7
Additional Alipay Securities	Section 9.3(b)(i)
Additional Purchaser Securities	Section 9.3(a)(i)
Additional Securities	Section 9.3(b)(i)
Additional Securities Purchase Price	Section 9.3(c)
Agreement	Preamble
Alibaba China Co. (A50)	Recitals
Alibaba Independent Committee	Section 9.10
Alibaba Small Loan Company (F50)	Recitals
Alibaba.com China (B58)	Preamble
Alipay	Preamble
Alipay Hong Kong	Section 2.1(a)(iii)
Alipay Singapore E-Commerce (B15)	Section 2.1(b)
Alipay Singapore E-Commerce (B15) Transfer	Section 2.1(b)
Amended IPLA	Recitals
Amended IPCo Security Documents	Recitals
Amended Shared Services Agreement	Recitals
Chongqing Loan Company (F51)	Section 2.1(a)(ii)
Chongqing Loan Company (F51) Transfer	Section 2.1(a)(ii)
Chongqing Loan Company Minority Shareholder Consents	Section 3.2(a)(ii)
Claimant	Section 12.8(b)
Closing	Section 3.1

Term	Section
Closing Transferred Equities	Section 2.1(a)
Cooperation Agreement	Recitals
Copyrights	Section 1.1 (Definition of Intellectual Property)
Cross-License Agreement	Section 2.2(b)(i)
Data Sharing Agreement	Recitals
Disclosure Schedules	Article VI
Escrow Interest Profit Share Deposit	Section 2.7
Finance Business Consideration	Section 2.4(a)(iii)
Financial Investments	Section 5.4
Framework Agreement	Recitals
Framework Agreement Parties	Preamble
FTZ	Section 3.2(b)(iv)(C)
Funded Amount Due	Section 2.6(b)(ii)
Funded Amounts	Section 2.6(b)(i)
Funded Payment Cap	Section 2.6(b)(i)
Guarantee Company (F82)	Section 2.1(a)(i)(A)
Guarantee Company (F82) Transfer	Section 2.1(a)(i)(B)
Hangzhou Ali Venture Capital (A54)	Preamble
ICC	Section 12.8(a)
Indemnified Party	Section 11.4(a)
Indemnifying Party	Section 11.4(a)
Independent Director	Section 9.1(a)(i)
Independent Director Ownership Period	Section 9.1(a)(i)
Initial Liquidity Event Payment	Section 2.5(b)(ii)
IP and Restructuring Payment	Section 2.6(b)(i)
IPCo	Preamble
IPLA	Recitals
IPLA Funded Amount Due	Section 2.6(b)(ii)(B)
IPO Retained IP Transfer	Section 2.2(b)(iv)
Issuance Approvals	Section 2.3(a)
Issuance Event	Section 2.3(b)
JM	Preamble
JT	Preamble
Junao Management Holdco	Preamble
Junhan Management Holdco	Preamble
Libra Capital (A22)	Section 2.1(a)(iii)
Libra Capital (A22) Transfer	Section 2.1(a)(iii)
Liquidity Event	Section 2.5(a)
Liquidity Event Excluded Taxes	Section 2.5(e)(ii)
Liquidity Event Impact Payment	Section 2.5(b)(i)
Liquidity Event Payment	Section 2.5(a)
Liquidity Event Taxes	Section 2.5(e)(i)
Liquidity Event Transaction Expenses	Section 2.5(b)(i)

Term	Section
Losses	Section 11.1
Management Holdcos	Preamble
Management Holdco Disclosure Schedules	Article VI
NDRC	Section 3.2(b)(iv)(C)
Offer Notice	Section 9.7(b)(i)
Offer Price	Section 9.7(b)(i)
Offeree	Section 9.7(b)(i)
Opportunity Offer Process	Section 9.9(c)
Parties	Preamble
Permitted Purchaser Competing Business Investment	Section 9.9(a)(ii)
Permitted Purchaser New Business Investment	Section 9.9(a)(iii)
Permitted Seller Competing Business Investment	Section 9.9(b)(ii)
Pre-QIPO Issuance Event	Section 2.3(a)
PMH	Preamble
Post-QIPO Issuance Event	Section 2.3(b)
PRC Closing Opinion	Section 8.1(c)
Preemptive Amount of Alipay Securities	Section 9.3(b)(iv)
Preemptive Amount of Purchaser Securities	Section 9.3(a)(iii)
Preemptive Rights	Section 9.3(b)(i)
Preemptive Rights for Alipay Securities	Section 9.3(b)(i)
Preemptive Rights for Purchaser Securities	Section 9.3(a)(i)
Proposed Transferee	Section 9.7(b)(i)
Purchaser	Preamble
Purchaser Disclosure Schedules	Article V
Purchaser Equity Transferor	Section 9.7(a)
Purchaser Equityholder	Section 9.7(a)
Purchaser Financial Information	Section 9.2(a)(iv)
Purchaser Subject Equities	Section 9.7(b)(i)
Regulatory Approvals	Section 4.3(a)
Remaining Retained IP	Section 2.2(b)(iii)
Request	Section 12.8(b)
Respondent	Section 12.8(b)
Retained Business	Section 2.4(b)
Retained Business Payment	Section 2.4(b)
SAFE	Section 4.3(a)
Seller	Preamble
Seller Disclosure Schedules	Article IV
Seller Parties	Preamble
Silverworld Technology (B17)	Preamble
SME Loan Know-How License Agreements	Recitals
SoftBank	Preamble
Stage 1 Retained IP	Section 2.2(b)(i)
Subsidiary Seller Parties	Preamble

Term	Section
Technology Services Agreement	Recitals
Third-Party Claim	Section 11.4(a)
Trademark Agreement	Recitals
Transaction Documents	Recitals
Transactions	Section 2.1(a)(iii)
Transferred Assets	Section 2.2(a)(ii)
Transferred Entities	Section 4.4
Transferred Equities	Section 2.1(b)
Type I Investment Threshold	Section 9.9(a)(ii)(A)
Type II Investment Threshold	Section 9.9(a)(iii)(C)
Yahoo!	Preamble
Zhejiang Alibaba Entities	Section 9.9(b)(iv)
Zhejiang Taobao (T51)	Preamble

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) references to “day” or “days” are to calendar days;

(e) references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(f) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(j) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4 Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Annex or Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II

TRANSACTION

Section 2.1 Equity Transfers.

(a) Seller’s Existing Financial Services Business. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, the following Seller Parties shall convey, assign and transfer the following existing equity interests (collectively, the “Closing Transferred Equities”), free and clear of any Encumbrances whatsoever, to the Purchaser or wholly-owned Subsidiary of the Purchaser designated below, and the Purchaser or such Subsidiary shall acquire and accept such Closing Transferred Equities.

(i) Guarantee Company (F82) Transfer.

(A) Alibaba.com China (B58) shall transfer to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of 商诚融资担保有限公司 (Shangcheng Finance Guarantee Co., Ltd.), a limited liability company organized under the Laws of the PRC (the “Guarantee Company (F82)”), constituting a seventy percent (70%) Ownership Interest in the Guarantee Company (F82); and

(B) Zhejiang Taobao (T51) shall transfer to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of the Guarantee Company (F82) constituting a thirty percent (30%) Ownership Interest in the Guarantee Company (F82) (the transfers provided for in clauses (A) and (B) of this Section 2.1(a)(i), the “Guarantee Company (F82) Transfer”).

(ii) Chongqing Loan Company (F51) Transfer. Hangzhou Ali Venture Capital (A54) shall transfer (the “Chongqing Loan Company (F51) Transfer”) to the Purchaser, or a PRC-domiciled limited liability company wholly owned Subsidiary of the Purchaser designated by the Purchaser, registered capital of 重庆市阿里巴巴小额贷款有限公司 (Chongqing Alibaba Small Loan Co., Ltd.), a limited liability company organized under the Laws of the PRC (the “Chongqing Loan Company (F51)”), constituting an eighty-six percent (86%) Ownership Interest in the Chongqing Loan Company (F51).

(iii) Libra Capital (A22) Transfer. The Seller shall transfer to Alipay (Hong Kong) Holding Limited, a limited liability company organized under the laws of Hong Kong indirectly 100% owned by the Purchaser (“Alipay Hong Kong”) its one (1) share, constituting a one hundred percent (100%) Ownership Interest, in Libra Capital (A22) Holding Limited (“Libra Capital (A22)”, such transfer, the “Libra Capital (A22) Transfer” and together with the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer, the “Transactions”).

(b) Alipay Singapore E-Commerce (B15). Concurrently with the execution of this Agreement or as promptly as practicable thereafter, Silverworld Technology (B17) shall transfer (the “Alipay Singapore E-Commerce (B15) Transfer”) to Alipay Hong Kong, free and clear of any Encumbrances whatsoever, its one (1) share (such share, together with the Closing Transferred Equities, the “Transferred Equities”), constituting a one hundred percent (100%) Ownership Interest, in Alipay Singapore E-Commerce Private Limited, a limited liability company organized under the Laws of Singapore (“Alipay Singapore E-Commerce (B15)”), and Alipay Hong Kong shall acquire and accept such share.

Section 2.2 Asset Transfers.

(a) SME Loan Asset Transfers.

(i) At the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances whatsoever, the SME Loan Know-How to the Purchaser or Chongqing Loan Company (F51), at the election of the Purchaser, and the Purchaser or Chongqing Loan Company (F51) shall acquire and accept the SME Loan Know-How.

(ii) At the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer the SME Loan Onshore IP (together with the SME Loan Know-How, the “Transferred Assets”), free and clear of any Encumbrances whatsoever, to Alipay Hong Kong or, at the election of Purchaser, to another Subsidiary of Purchaser, and the Purchaser or such Subsidiary shall acquire and accept the SME Loan Onshore IP.

(b) Other Retained IP.

(i) Stage 1 Retained IP. On or as soon as reasonably practicable after each occurrence of an Issuance arising from a Pre-QIPO Issuance Event, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances whatsoever, a portion of the Retained IP to be agreed in good faith between the Parties (and with notice thereof provided to the Seller Audit Committee) prior to such assignment and transfer (all such portions of Retained IP in the aggregate from time to time, the “Stage 1 Retained IP”), to Alipay Hong Kong, or to another wholly owned Subsidiary of the Purchaser designated by the Purchaser, and Alipay Hong Kong shall acquire and accept from the Seller and its Subsidiaries the Stage 1 Retained IP, and the Seller, on the one hand, and the Purchaser and such Subsidiary of the Purchaser, on the other hand, shall execute and deliver a cross-license agreement in substantially the form attached as Exhibit A (the “Cross-License Agreement”) on or prior to the first such transfer of any portion of the Stage 1 Retained IP, provided, however, that in the event the transfer by Seller of Stage 1 Retained IP to such other Subsidiary of Purchaser requires the Seller to pay additional Taxes or obtain additional approvals of Governmental Authorities, Purchaser shall pay to Seller a sum equal to the expenses incurred in connection with obtaining such approvals and any additional Taxes incurred by Seller in respect of such transfer, provided, further, however, that any Stage 1 Retained IP domiciled outside the PRC shall be transferred by Seller to a Subsidiary of Purchaser domiciled outside the PRC identified by Purchaser. Conveyance, assignment and transfer of Stage 1 Retained IP that would have the effect of altering any payment amount owed pursuant to the Amended IPLA other than in accordance with the terms of the Amended IPLA shall not occur without the consent of each of Purchaser and Seller (including approval of the Seller Audit Committee).

(ii) Regulatory Requirement Transfer. If Purchaser or any of its Subsidiaries receives notice of a requirement by the applicable Governmental Authority in the PRC that the New FIG Business-Exclusive IP be owned by Purchaser then, on or as soon as reasonably practicable following receipt by Seller of such notice, Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances whatsoever, the New FIG Business-Exclusive IP to Alipay Hong Kong, or to another wholly owned Subsidiary of the Purchaser designated by the Purchaser and such entity shall acquire and accept from the Seller and its Subsidiaries the New FIG Business-Exclusive IP, provided, however, that in the event the transfer of the New FIG Business-Exclusive IP to such other Subsidiary of Purchaser requires the Seller to pay additional Taxes or obtain additional approvals of Governmental Authorities, Purchaser shall pay to Seller a sum equal to the expenses incurred in connection with obtaining such approvals and any additional Taxes incurred by Seller in respect of such transfer, and provided, further, that no transfer of New FIG Business-Exclusive IP shall be made under this Section 2.2(b)(ii) without the consent of each of Purchaser and Seller (with notice thereof provided to the Seller Audit Committee) if such transfer would have the effect of altering any payment amount owed pursuant to the Amended IPLA.

(iii) Remaining Termination Transfer. On or as soon as reasonably practicable after the termination of the Amended IPLA, the Seller shall, and shall cause its Subsidiaries to, convey, assign and transfer, free and clear of any Encumbrances whatsoever, any and all Retained IP not previously transferred to Purchaser or its Subsidiaries (the “Remaining Retained IP”) to Alipay Hong Kong, or to another wholly owned Subsidiary of the Purchaser designated by the Purchaser (subject to the execution and delivery of the Cross-License Agreement, if the Cross-License Agreement has not previously been executed and delivered pursuant to Section 2.2(b)(i)), and such entity shall acquire and accept from the Seller and its Subsidiaries the Remaining Retained IP, provided, however, that in the event the transfer of the Remaining Retained IP to such other Subsidiary of the Purchaser requires the Seller to pay additional Taxes or obtain additional approvals of Governmental Authorities, Purchaser shall pay to Seller a sum equal to the expenses incurred in connection with obtaining such approvals and any additional Taxes incurred by Seller in respect of such transfer, provided, further, however, that any Remaining Retained IP domiciled outside the PRC shall be transferred by Seller to a Subsidiary of Purchaser domiciled outside the PRC identified by Purchaser.

(iv) IPO Retained IP Transfer. Notwithstanding any provision in Section 2.2(b)(i) or Section 2.2(b)(ii), if the relevant stock exchange or securities regulatory authority requires, in order to obtain approval for a Purchaser Qualified IPO or Alipay Qualified IPO, that any of the Stage 1 Retained IP or Remaining Retained IP, as applicable, must be transferred to the Purchaser or its Subsidiaries prior to the termination of the Amended IPLA, such Stage 1 Retained IP or Remaining Retained IP, as applicable, will be transferred to the Purchaser (subject to the execution and delivery of the Cross-License Agreement, if the Cross-License Agreement has not previously been executed and delivered pursuant to Section 2.2(b)(i)), within the time such transfer is required by such Governmental Authority to be completed in order to approve such Purchaser Qualified IPO or Alipay Qualified IPO (the “IPO Retained IP Transfer”), in which case, however, the Alipay Royalty, the Software Technology Services Fee, and the New FIG Royalty shall continue to be paid by Purchaser or Alipay, as applicable, to the Seller and/or Alibaba China Co (A50), until the closing of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable; provided, that if Purchaser or Alipay, as applicable, would not be permitted by applicable Laws to continue paying the Alipay Royalty, the New FIG Royalty or the Software Technology Services Fee following the IPO Retained IP Transfer, then it shall be a condition of the Purchaser’s and the Seller’s obligations to effect the IPO Retained IP Transfer that the Purchaser and the Seller shall have negotiated a mutually agreeable suspension of the Amended IPLA and prepayment by the Purchaser of the estimated Alipay Royalty, the estimated New FIG Royalty and the estimated Software Technology Services Fee for the fifteen (15)-month period following the IPO Retained IP Transfer and, if the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, closed prior to the end of such fifteen (15)-month period, the recipients of such prepayment shall refund a portion of such amount proportional to the percentage of such fifteen (15)-month period remaining; provided, however, that if the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, does not close within fifteen (15) months of the IPO Retained IP Transfer, Purchaser and Alipay shall, at the Seller’s request, transfer the Stage 1 Retained IP or Remaining Retained IP, as applicable, back to the Seller and/or the Seller’s Subsidiaries designated by the Seller as the recipients of all or a portion of such transfer and the Amended IPLA shall automatically resume in effect. For the avoidance of doubt, Purchaser and Alipay shall have no obligation to transfer the Stage 1 Retained IP or Remaining Retained IP, as applicable, back to the Seller and/or the Seller’s Subsidiaries if the Amended IPLA has terminated within the fifteen (15)-month period following the IPO Retained IP Transfer. Upon the closing of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, the Amended IPLA (including the payment of the Alipay Royalty, the New FIG Royalty and the Software Technology Services Fee thereunder, subject to Section 2.6) shall be terminated automatically without further action by the parties thereto; provided, that upon such closing, the Seller, on the one hand, and the Purchaser and such Subsidiary of the Purchaser, on the other hand, shall execute and deliver the Cross-License Agreement on or prior to such transfer of the Stage 1 Retained IP or Remaining Retained IP, as applicable, if the Cross-License Agreement has not previously been executed and delivered pursuant to Section 2.2(b)(i).

Section 2.3 Issuance of Purchaser Equity Securities.

(a) Pre-QIPO Issuance. If at any time and from time to time following the date hereof and before the earlier of the consummation of any Purchaser Qualified IPO or Alipay Qualified IPO, Purchaser, in its sole discretion, and not pursuant to any obligation hereunder, has elected to apply for and has received the following approvals, such that (i) the PBOC shall have affirmatively approved or provided written confirmation of non-objection to the investment of the Seller or a Subsidiary of the Seller in the Purchaser on the terms set forth in this Section 2.3, (ii) MIIT shall have approved the Seller’s or a Subsidiary of the Seller’s foreign investment in the Purchaser, a value-added telecom enterprise, (iii) MOFCOM shall have approved the Seller’s foreign investment in the Purchaser and the Purchaser’s conversion into a sino-foreign joint venture of other form of entity (if applicable), (iv) the Anti-monopoly Bureau of MOFCOM shall have approved the Seller’s or a Subsidiary of the Seller’s merger filing with respect to its investment in the Purchaser, to the extent that MOFCOM formally requests that the Parties apply for such approval and accepts such filing for review or Purchaser and Seller mutually agree that such approval and filing are necessary, and (v) Seller shall be registered by the applicable Administration of Industry and Commerce as a shareholder of the Purchaser (clauses (i) through (v) collectively, the “Issuance Approvals”), and no Liquidity Event Payment shall be payable or have been paid pursuant to Section 2.5 (a “Pre-QIPO Issuance Event”), then the Purchaser shall promptly (and, in any event, within two Business Days) notify the Seller of its receipt of the Issuance Approvals and, within five Business Days following such notice, the Purchaser shall effect an Issuance in consideration of an amount in cash to be equal to the Income Share Buyout Amount.

(b) Post-QIPO Issuance. If at any time and from time to time following the earlier of the consummation of any Purchaser Qualified IPO or Alipay Qualified IPO, the Liquidity Event Payment is not payable and has not been paid pursuant to Section 2.5, and all of the Issuance Approvals are obtained (a “Post-QIPO Issuance Event” and either of a Pre-QIPO Issuance Event and Post-QIPO Issuance Event, an “Issuance Event”), then the Purchaser shall promptly (and, in any event, within two Business Days) notify the Seller of its receipt of the Issuance Approvals and, within five Business Days following such notice, the Purchaser shall effect an Issuance in consideration of an amount in cash to be equal to the Income Share Buyout Amount.

(c) Subsequent Issuances. For the avoidance of doubt, Sections 2.3(a) and (b) contemplate and shall apply to additional Issuances in the event that the Issuance Percentage is less than 100%.

(d) Valid Issuance. None of the Purchaser Equity to be issued in any Issuance will be subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, to any equityholders, voting or similar agreement other than this Agreement and the other Transaction Documents, or to any restriction on transfer thereof except for restrictions imposed by applicable Laws or by the express terms of this Agreement or the other Transaction Documents. All of the Purchaser Equity to be issued in any Issuance will be fully paid in compliance with the requirements of applicable Laws.

(e) Issuance Closing Deliveries of Purchaser. Upon the completion of any Issuance Event pursuant to this Section 2.3, Purchaser shall deliver to Seller:

(i) an investment certificate or share certificate, as applicable, given the corporate form of the Purchaser, issued by the Purchaser, certifying that Seller is the holder of the Ownership Interest transferred to Seller in the Issuance Event;

(ii) a copy of the shareholder registry of the Purchaser certifying that the Seller is a shareholder of the Purchaser holding the Ownership Interest transferred to Seller in the Issuance;

(iii) certified copies of the Issuance Approvals;

(iv) if the Person that acquires Ownership Interests in the Purchaser is not a PRC-domiciled entity, a counterpart to a Shareholder’s Agreement or a Joint Venture Contract (as the case may be) of the Purchaser incorporating the matters set forth in Article IX hereof, duly executed by the Purchaser;

(v) if the Purchaser is a limited liability company at the time of the Issuance Event, consents of the shareholders of Purchaser waiving their preemptive rights with respect to the Issuance;

(vi) a certified copy of the amended articles of association of the Purchaser, incorporating the matters set forth in Sections 9.1 through 9.5 and 9.12;

(vii) an opinion of Fangda Partners to the effect that all approvals by Governmental Authorities of the PRC that are required in connection with, and for the consummation of, the Issuance have been obtained, which opinion shall be substantially in the form attached as Exhibit B; and

(viii) counterparts to such other agreements as may be required or appropriate under applicable Law of the PRC in order to effect the Issuance, in each case duly executed by the Purchaser.

(f) Issuance Closing Deliveries of Seller. Upon the completion of any Issuance Event pursuant to this Section 2.3, Seller shall deliver to Purchaser:

(i) if the Person that acquires Ownership Interests in the Purchaser is not a PRC-domiciled entity, a counterpart to a Shareholder’s Agreement or a Joint Venture Contract (as the case may be) of the Purchaser incorporating the matters set forth in Article IX hereof, duly executed by such Person; and

(ii) counterparts to such other agreements as may be required or appropriate under applicable Law of the PRC in order to effect the Issuance, in each case duly executed by Seller or the appropriate Subsidiary of Seller.

(g) Issuance Post-Closing Delivery. Within ninety (90) days following any Issuance, the Purchaser and the Seller shall procure that all PRC residents who are ultimate shareholders of the Seller complete their respective amendment registrations of SAFE Circular 75 Registration indicating the Seller’s Ownership Interest in the Purchaser as a result of the Issuance. Within ninety (90) days following any Issuance, the Purchaser shall (a) have completed the foreign exchange registration with SAFE regarding Seller’s investment in the Purchaser, and (b) deliver to the Seller certified copies of the documents evidencing that the Purchaser has completed the foreign exchange registration with SAFE regarding the Seller’s investment in the Purchaser.

(h) Certain Efforts. If, following the date of this Agreement but prior to the initial Issuance, the PBOC has (a) published final written guidelines for foreign equity investment in or ownership of online payment businesses operating in the PRC and those guidelines take effect, or (b) in any published writing after the date hereof approved or given notice of no objection expressly as to a foreign investment in an internet company with an online payment business reasonably similar in scope and scale to the payment business conducted by Alipay and which has been granted a payment license by the PBOC then the Purchaser shall, and shall cause Alipay to, exercise its reasonable best efforts to obtain the Issuance Approvals as promptly as reasonably practicable, and shall keep the Seller reasonably apprised of such efforts.

Section 2.4 Payments by the Purchaser for Transferred Equities.

(a) Finance Business Consideration. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, the Purchaser shall incur obligations to pay or cause to be paid to the persons specified below (or another person designated by the Seller) the following amounts in cash in U.S. Dollars or Renminbi, as indicated in this Section 2.4(a) and at the times set forth in Section 2.6 (or at such earlier times as the Purchaser may elect in its sole discretion):

(i) in consideration of the Guarantee Company (F82) Transfer, RMB 422,619,540 to be paid to Alibaba.com China (B58) and RMB 181,122,660 to be paid to Zhejiang Taobao (T51);

(ii) in consideration of the Chongqing Loan Company (F51) Transfer, RMB 2,574,936,000 to be paid to Hangzhou Ali Venture Capital (A54); and

(iii) in consideration of the Libra Capital (A22) Transfer, US$155,181 to be paid to Seller (the amounts set forth in this clause (a) in the aggregate, the “Finance Business Consideration”).

(b) Retained Business Payment. Upon and in consideration of the Alipay Singapore E-Commerce (B15) Transfer (the “Retained Business”), the Purchaser shall incur obligations to pay or cause to be paid to Silverworld Technology (B17) US$6,307,989 (the “Retained Business Payment”) at the times set forth in Section 2.6 (or at such earlier times as the Purchaser may elect in its sole discretion).

Section 2.5 Liquidity Event Payment.

(a) In connection with a Purchaser Qualified IPO or Alipay Qualified IPO, at the election of Seller, Purchaser will use its commercially reasonable efforts (with Seller’s reasonable cooperation) to obtain any required consents or approvals of Governmental Authorities, make any required filings or notifications, and cause any waiting periods to expire, in each case, as may be required under applicable Laws in connection with the payment of the Income Share (as defined in the Amended IPLA) pursuant to the Amended IPLA following the Purchaser Qualified IPO or the Alipay Qualified IPO. If Seller does not so elect, or if despite such efforts, the payment of the Income Share is not permitted following the Purchaser Qualified IPO or an Alipay Qualified IPO under Applicable Law, then upon the occurrence of a Purchaser Qualified IPO or an Alipay Qualified IPO, if Issuances have not then occurred such that the Issuance Percentage is 100% (a “Liquidity Event”), Purchaser shall immediately become obligated, at the times and in the manner provided for herein, to pay to Seller an amount (as adjusted herein, the “Liquidity Event Payment”) equal to the product of (x) thirty-seven and one-half percent (37.5%) of the equity value of Purchaser as determined immediately prior to the Purchaser Qualified IPO or Alipay Qualified IPO and (y) 100% minus the Issuance Percentage. For the avoidance of doubt, Purchaser shall not be required to pay the Liquidity Event Payment more than once.

(b)

(i) In the event of a Liquidity Event the proceeds of which (net of all expenses incurred in connection with the Liquidity Event, including underwriting fees as applicable, provided that such expenses are customary and within a reasonable range (“Liquidity Event Transaction Expenses”) and applicable taxes payable by Purchaser) are in excess of or equal to the Liquidity Event Payment amount plus the Impact Payment calculated as set forth in Section 6 of Schedule 7.1 to the Commercial Agreement, if any (the “Liquidity Event Impact Payment”), Purchaser will pay the Liquidity Event Payment, the associated Liquidity Event Impact Payment, if any, in each case to Seller as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event.

(ii) In the event of a Liquidity Event the proceeds of which (net of Liquidity Event Transaction Expenses and applicable taxes payable by Purchaser) are less than the Liquidity Event Payment amount plus the associated Liquidity Event Impact Payment amount, if any, Purchaser will pay all of the proceeds of the Liquidity Event (net of Liquidity Event Transaction Expenses and applicable taxes payable by Purchaser) to Seller (the “Initial Liquidity Event Payment”) as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event, with the remainder of the Liquidity Event Payment plus the associated Liquidity Event Impact Payment, if any, after giving effect to the Initial Liquidity Event Payment, if any, to be paid in three (3) equal installments due twelve (12), eighteen (18) and twenty-four (24) months after the date of such Liquidity Event. Purchaser shall apply the Initial Liquidity Event Payment ratably to the satisfaction of the Liquidity Event Impact Payment, if any, and the Liquidity Event Payment.

(iii) Following a Liquidity Event interest shall (A) accrue daily at an annual rate equal to the Interest Rate on the aggregate unpaid amount of the Liquidity Event Payment, plus the associated Impact Payment, if any, (B) compound monthly (provided, that the monthly rate will be calculated so that the effective annual rate remains the rate set forth in clause (A)), (C) be paid by Purchaser in arrears on each date on which payment is made, and (D) be computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months.

(c) Notwithstanding anything herein to the contrary, each of Purchaser and IPCo shall be jointly and severally liable with the other (as a primary obligor and not merely as a surety) for the Liquidity Event Payment (including the portion thereof constituting the IPCo Payment), any interest with respect to the IPCo Payment under Section 2.5(b)(iii) and any additional amounts payable under Section 2.5(e)(ii) or Section 2.5(e)(iii); provided, however, that the maximum amount of IPCo’s (but not Purchaser’s) liability with respect thereto shall not exceed the sum of (i) Five Hundred Million Dollars (US$500,000,000) plus (ii) any additional amounts payable with respect to such payments under Section 2.5(e)(ii) or Section 2.5(e)(iii), plus (iii) any interest on the IPCo Payment pursuant to Section 2.5(b)(iii). Neither Purchaser nor IPCo shall claim as a defense against the validity, legality or enforceability of its obligations to make the Liquidity Event Payment (or applicable portion thereof), payments of any amounts under Section 2.5(e)(ii) or Section 2.5(e)(iii) or payments of any interest pursuant to Section 2.5(b)(iii), the invalidity, illegality or unenforceability of the other party’s obligation to make such payments.

(d) All payments to be made to Seller pursuant to this Section 2.5, shall be made (x) to Seller or, if permitted by Law, one or more of Seller’s designated Subsidiaries, at Seller’s direction, in U.S. Dollars (or, at Seller’s direction and if permitted by Law, Renminbi) or (y) if the payment directed by Seller in clause (x) is not permitted by Law, then as mutually agreed upon in writing by Purchaser and Seller (with respect to payments made by Purchaser) or as mutually agreed in writing by IPCo and Seller (with respect to payments to be made by IPCo), such agreement not to be unreasonably withheld, conditioned or delayed by either party.

(e)

(i) Other than the IPCo Payment and any interest on the IPCo Payment pursuant to Section 2.5(b)(iii), which shall be subject to Section 2.5(e)(ii) or Section 2.5(e)(iii), with respect to payments made under this Section 2.5 by Purchaser, if the total Taxes required by any Laws to be deducted, withheld, paid, or incurred by any Person, in connection with any payment to be made to Seller or any of its Subsidiaries pursuant to this Section 2.5 (“Liquidity Event Taxes”) exceed the Taxes under PRC Law that would have been imposed if such payment had been paid by Purchaser directly to Seller and subject to Tax at the then-applicable withholding, income or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors, then the payment shall be increased so that Seller receives (and is entitled to retain), after deduction, withholding or payment for or on account of such Liquidity Event Taxes as the case may be (including deduction, withholding or payment applicable to additional sums payable under this sentence), the full amount of the payment that would have been received if such payment had been paid by Purchaser directly to Seller and subject to Tax under PRC Law at the then-applicable withholding, income, or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors.

(ii) With respect to payments made under this Section 2.5 by IPCo, and with respect to payments made under this Section 2.5 by Purchaser of the IPCo Payment or any interest on the IPCo Payment pursuant to Section 2.5(b)(iii):

(A) except as otherwise required by Law, any and all such payments shall be made free and clear of, and without deduction for or on account of, any present or future Taxes; and

(B) if any Taxes other than Liquidity Event Excluded Taxes shall be required by any Law to be deducted, withheld, paid, or incurred in connection with any such payments, IPCo or Purchaser, as applicable, shall increase the amount paid so that Seller receives (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.5(e)(ii)), together with applicable interest or penalties, and all costs and expenses, payable or incurred in connection therewith, the full amount of the payment that would have been received if not for such requirements. In addition, if IPCo or Purchaser, as applicable, makes any payment in respect of which it is required by applicable Law to make any deduction or withholding, it shall pay the full amount deducted or withheld to the relevant taxation or other Governmental Authority within the time allowed for such payments under applicable Law and promptly thereafter shall furnish to Seller an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as Seller may reasonably request.

For purposes of this Section 2.5(e)(ii) and Section 2.5(e)(iii), “Liquidity Event Excluded Taxes” means (A) any Taxes imposed on or measured by net income (or franchise taxes imposed on it in lieu of net income taxes), (x) which Taxes are assessed or levied by a Governmental Authority of the jurisdiction under the Laws of which Seller (or its successor, as the case may be) is organized or in which its principal executive offices may be located or (y) with respect to any payments received by Seller under this Section 2.5, which Taxes are assessed or levied by a Governmental Authority of any jurisdiction as a result of Seller (or its successor, as the case may be) engaging in a trade or business in (or being resident in) such jurisdiction for Tax purposes (other than such Tax arising solely from Seller having executed, delivered or performed its obligations or received a payment under, or enforced, any Amended IPCo Security Document), and (B) any Taxes imposed on IPCo by the PRC to the extent that such payment is treated as consideration for the transactions contemplated by this Agreement, and (C) any Tax imposed on any successor of Seller by requirements of Law in effect at the time rights under this Agreement were assigned to such successor.

(iii) With respect to payments made under this Section 2.5 by IPCo, and with respect to payments made under this Section 2.5 by Purchaser of the IPCo Payment or any interest on the IPCo Payment pursuant to Section 2.5(b)(iii), if Seller is required by Law to make any payment on account of Taxes (other than Liquidity Event Excluded Taxes), or any liability in respect of any Tax (other than Liquidity Event Excluded Taxes) is imposed, levied or assessed against Seller, IPCo and Purchaser shall indemnify and hold harmless Seller for and against such payment or liability, together with any incremental or additional taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 2.5, whether or not such payment or liability was correctly or legally asserted. A certificate of Seller as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 2.6 Timing and Method of Other Payments.

(a) Finance Business Consideration. Solely in the event (and solely to the extent) that the Purchaser engages in any Third-Party Issuances following the Closing, the Finance Business Consideration shall be paid in installments following the Closing, each installment to be paid upon the closing of any Third-Party Issuance, in an amount equal to 20% of the cash proceeds of such Third-Party Issuance until the aggregate amounts so paid to Seller (or its Subsidiaries) by the Purchaser equal the aggregate amount of the Finance Business Consideration. Each such installment payment shall be allocated to and made in respect of the Guarantee Company (F82) Transfer, the Chongqing Loan Company (F51) Transfer and the Libra Capital (A22) Transfer in a manner that would reasonably be expected to maximize Tax benefits for the Seller. Upon the earliest of (i) the second anniversary of the Closing, (ii) the Purchaser Qualified IPO and (iii) the Alipay Qualified IPO, the Purchaser shall pay any remaining amount of the Finance Business Consideration that has not been paid pursuant to the preceding sentence.

(b) Funded Payments.

(i) At and following any Issuance, subject to Section 2.6(b)(iii), the Purchaser shall be obligated to fund, from time to time, amounts in Renminbi equal to the Additional Securities Purchase Price with respect to any exercise of Preemptive Rights pursuant to Section 9.3 (the “Funded Amounts”); provided, that the Purchaser shall have no obligation to fund any Funded Amounts in excess of the Funded Payment Cap in the aggregate. Such funding obligation shall be satisfied by (A) payments by the Purchaser to the Seller in consideration of the licenses pursuant to the Amended IPLA (the “IP and Restructuring Payment”), (B) any portion of the Retained Business Payment paid by the Purchaser to the Seller, in each case at the times set forth in Section 2.6(b)(ii), and (C) deposits by the Purchaser with the Seller of cash against future payments of the amounts set forth in clauses (A) and (B), in each case upon or prior to the relevant Additional Securities Purchase Price becoming due and payable. The “Funded Payment Cap” means an amount equal to (1) one billion five hundred million U.S. Dollars (US$1,500,000,000), less (2) any purchase price paid by the Purchaser for the registered capital of the Chongqing Loan Company (F51) not owned by Hangzhou Ali Venture Capital (A54) as of the date hereof. In addition, upon any Issuance, Purchaser shall deliver to Seller, not later than the date of closing of such Issuance, an amount in cash equal to the then-applicable Income Share Buyout Amount in accordance with the Amended IPLA.

(ii) As of any Payment Date (as defined in the Amended IPLA) following any Issuance, if any Funded Amounts accrued during the period starting immediately after the later of the immediately preceding Payment Date (if any) and the first Issuance to and including such current Payment Date (such accrued Funded Amounts, the “Funded Amount Due”), the Purchaser shall, in satisfaction of its obligation to fund the Funded Amount Due: (A) pay to the Seller any amount of the Retained Business Payment not yet paid pursuant to this clause (A), up to the Funded Amount Due; provided, that the Retained Business Payment shall be deemed for purposes of this clause (A) to be converted into Renminbi at the exchange rate published by PBOC on its official website on the date of such payment; and (B) to the extent that the Funded Amount Due is not satisfied by clause (A), include the unsatisfied amount of the Funded Amount Due as the “IPLA Funded Amount Due” for purposes of the Amended IPLA.

(iii) From time to time following any Issuance, the Seller and the Purchaser shall discuss in good faith reducing or delaying the due dates of the IP and Restructuring Payment if the scheduled payments of the IP and Restructuring Payment exceed the portions of the Funded Amounts expected to be accrued at the times of such payments.

(iv) The Purchaser shall reimburse the Seller for any Taxes as and when actually incurred and paid by the Seller as a result of the funding of the Funded Amounts pursuant to this Section 2.6(b), promptly following Seller’s delivery to Purchaser of an invoice for and reasonable documentation of such Taxes. Upon each Transfer following any Issuance for consideration (whether such consideration is for cash, non-cash assets, or cancellation, satisfaction or forgiveness of liabilities) by the Seller of its Purchaser Equity to any Person that is not a wholly-owned Subsidiary of the Seller, the Seller shall pay to the Purchaser an aggregate amount equal to the excess of (A) the product of (1) ten percent (10%) of the Funded Amounts funded pursuant to this Section 2.6(b) from the date hereof through the date of such Transfer, multiplied by (2) a fraction, the numerator of which is the excess of the aggregate amount of the Purchaser Equity Transferred by the Seller (including in the instant Transfer) over the amount of Purchaser Equity acquired by the Seller in all Issuances and the denominator of which is the total amount of the Purchaser’s Purchaser Equity acquired through the exercise of Preemptive Rights pursuant to Section 9.3, over (B) all amounts previously paid by the Seller to the Purchaser pursuant to this sentence.

Upon the first to occur of (x) the Purchaser Qualified IPO and (y) the Alipay Qualified IPO, except for any Funded Amounts that become payable prior to such occurrence (even if not required to be paid until after such occurrence) (A) no further funding of Funded Amounts shall be due or payable pursuant to this Section 2.6(b); and (B) any remaining amount of the Retained Business Payment shall cease to be payable.

(c) All payments to be made by a payor Party to a payee Party pursuant to Article II, Section 9.3, or the Amended IPLA may be made by wire transfer of immediately available funds to the account specified by the payee at least three (3) Business Days prior to such payment (which account, once specified, will be used for all future payments to such payee Party unless notice of a new account is given by the payee at least three (3) Business Days prior to any payment to be made to such new account), and/or may be set off against any other payment then due and payable by such payee Party to such payor Party pursuant to Article II, Section 9.3, or the Amended IPLA, to the extent permitted by Applicable Law.

Section 2.7 Accrued Profit Share. No later than the one hundred fiftieth (150th) day after the date hereof any amounts accrued pursuant to Section 5 of the IPLA from and after July 28, 2011 through the date hereof but not paid (the “Accrued Profit Share”) shall be paid by the Purchaser to the Seller (or a Subsidiary of the Seller designated by the Seller). In addition, by such 150th day, Purchaser shall deposit with the Seller (or a Subsidiary of the Seller designated by the Seller), to the extent not included in the payment under the preceding sentence, an amount equal to 49.9% of any interest on customer escrow funds earned by Alipay from and after July 29, 2011, through the date hereof, net of any reserves (which may be accounted for as profit distributions) with respect thereto required by the PBOC, regardless of whether such interest is accounted for as income of Alipay for financial statement reporting purposes (the “Escrow Interest Profit Share Deposit”). If at any time and from time to time, the applicable Governmental Authority in the PRC delivers notice to Seller or Purchaser that any of the interest on customer escrow funds to which the outstanding Escrow Interest Profit Share Deposit relates may be recognized by Alipay as revenue under applicable Law, then (a) Purchaser shall pay to Seller (or a Subsidiary of the Seller designated by the Seller) 49.9% of such income, and (b) Seller shall return to Purchaser an equal amount of the Escrow Interest Profit Share Deposit. Following the fifth anniversary of the date hereof, the obligations of Purchaser and Seller under the preceding sentence shall terminate and Seller shall be entitled to retain and own, and Purchaser shall no longer have any rights to, the remaining amount of the Escrow Interest Profit Share Deposit.

Section 2.8 SME Fees. The Purchaser or a Subsidiary of the Purchaser designated by the Purchaser shall pay the amounts due in accordance with the SME Loan Know-How License Agreements to which the Purchaser or any Subsidiary of the Purchaser is a party. If during the term of any SME Loan Know-How License Agreement any of Purchaser or its Subsidiaries other than the Chongqing Loan Company (F51) makes any SME Loan, Purchaser shall cause such lender to, and Seller shall cause Alibaba China Co. (A50) to, enter into a separate SME Loan Know-How License Agreement on the same terms and conditions as those set forth in the SME Loan Know-How License Agreement between Alibaba China Co. (A50) and Chongqing Loan Company (F51) signed concurrently with this Agreement, or if Purchaser fails to cause such lenders to enter into such a SME Loan Know-How License Agreement, Seller shall cause (if prior to the Closing) or Purchaser shall cause (if after the Closing) the Chongqing Loan Company (F51) to pay such amounts as any of Purchaser or any Subsidiary of Purchaser acting as such lender would have been required to pay under such an SME Loan Know-How License Agreement. If by the 180th day following the date hereof, the Closing has not occurred, then prior to any transfers pursuant to Section 2.2(a), Seller shall cause Alibaba China Co. (A50) to, and Purchaser shall or shall cause one of its Subsidiaries to, enter into a SME Loan Know-How License Agreement to replace, on the same terms and conditions, the SME Loan Know-How License Agreements signed concurrently with this Agreement. If and to the extent that, during the term of any SME Loan Know-How License Agreement, applicable Governmental Authorities require any action resulting in a reduction in any amount payable thereunder, then the Purchaser shall pay to the Seller a lump-sum cash amount equal to the present value of any such reduction over the term of any affected SME Loan Know-How License Agreement. The Purchaser and the Seller shall discuss in good faith the determination of such present value in such event; provided that if the Purchaser and the Seller are unable to reach agreement on such present value within sixty (60) days following the reduction, the Purchaser and the Seller shall mutually agree on a third-party expert to make a binding determination of such present value.

Section 2.9 Termination of Framework Agreement. Effective as of the date hereof, the Framework Agreement Parties hereby agree that the Framework Agreement shall automatically terminate without any further action by any of the Framework Agreement Parties or any of their officers, directors or equityholders and without any surviving obligation or Liability of any party thereto and shall hereafter be of no further force and effect.

ARTICLE III

CLOSING

Section 3.1 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (New York time) on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, NY 10019. Notwithstanding the foregoing, the Closing may take place at such other date, time or place as the Parties may agree to in writing.

Section 3.2 Closing Deliverables.

(a) Seller Deliverables. At the Closing, the Seller shall deliver to the Purchaser:

(i) the officer’s certificate described in Section 8.3(c);

(ii) to the extent that any Ownership Interests in Chongqing Loan Company (F51) are not Beneficially Owned by Purchaser and/or Seller as of the Closing, consents of the shareholders holding such Ownership Interests waiving their right of first refusal with respect to the Chongqing Loan Company (F51) Transfer (the “Chongqing Loan Company Minority Shareholder Consents”); and

(iii) counterparts to such other transfer agreements, substantially in the forms attached as Exhibit C hereto, and such other agreements as may be required or appropriate under applicable Law of the PRC in order to effect the Transactions, in each case duly executed by the Seller or the applicable Subsidiary of the Seller.

(b) Purchaser Deliverables. At the Closing, the Purchaser shall deliver to the Seller:

(i) the officer’s certificate described in Section 8.2(c);

(ii) the PRC Closing Opinion;

(iii) counterparts to transfer agreements, substantially in the forms attached as Exhibit C hereto, and such other agreements as may be required or appropriate under applicable Law of the PRC in order to effect the Transactions, in each case duly executed by the Purchaser or the applicable Subsidiary of the Purchaser;

(iv) certified copies of:

(A) the approval letter of the Chongqing local Office of Financial Affairs in respect of the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer;

(B) the approval letter of MOFCOM in respect of the Guarantee Company (F82) Transfer; and

(C) the filing certificate issued by the MOFCOM and/or the National Development & Reform Commission (including any duly authorized provincial or local office of the National Development & Reform Commission of the People’s Republic of China) (“NDRC”) and the registration with SAFE, or, if the investment is made by a Subsidiary set up by the Purchaser in Shanghai Free Trade Zone (“FTZ”), the filing certificate issued by the Management Committee of FTZ, in connection with Purchaser’s investment in Alipay Singapore E-Commerce (B15) and Libra Capital (A22).

Section 3.3 Withholding Rights. Except as may be otherwise expressly provided in the Transaction Documents, each Party shall be entitled to deduct and withhold from any payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law relating to taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority (or interest, penalties and additions imposed with respect thereto). Amounts so withheld and paid over to the appropriate taxing Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable recipient of the payment in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules of the Seller attached hereto (the “Seller Disclosure Schedules”), the Seller hereby, on behalf of the Seller Parties, makes the representations and warranties set forth in this Article IV to the Purchaser.

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Seller Parties (a) is a corporation or legal entity duly organized or formed and validly existing under the Laws of its jurisdiction of organization or formation, (b) has the requisite corporate or similar entity power and authority to conduct and carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 4.2 Authority; Binding Effect. Each of the Seller and the Subsidiary Seller Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Seller Parties of this Agreement and the other Transaction Documents to which it is party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, entity or other action. This Agreement has been duly and validly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution and delivery by the Purchaser and each Management Holdco, this Agreement constitutes a legal, valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by each of the Seller Parties that is party to the Transaction Documents, assuming due execution and delivery hereof by the Purchaser, shall constitute valid and binding obligations of each of the Seller Parties party to the Transaction Documents and are enforceable against each of the Seller Parties party to the Transaction Documents in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 4.3 No Conflicts; Required Filings and Consents.

(a) The execution and delivery by each of the Seller Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by any of the Seller Parties of its obligations under this Agreement and the other Transaction Documents shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) such approvals, filings and notifications as may be required under applicable regulations by the PBOC with respect to licensing requirements and other compliance matters, (ii) such approvals, filings and notifications as may be required under applicable regulations by MIIT with respect to the foreign investment in value added telecom domestic companies, (iii) such approvals, filings and notifications as may be required under applicable regulations of MOFCOM with respect to foreign investment in domestic companies, (iv) such filings and notifications as may be required under applicable regulations by the State Administration on Foreign Exchange (“SAFE”) with respect to foreign currency payment obligations and (v) such filings and notifications as may be required under applicable Intellectual Property-related Laws and regulations and the requirements thereunder with respect to registration, filing and approval by the PRC State Intellectual Property Office, the China Trademark Office and the National Copyright Administration and any other Laws (collectively, to the extent required, the “Regulatory Approvals”).

(b) The execution and delivery by each of the Seller Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by each of the Seller Parties at the Closing shall not, and the performance by each of the Seller Parties of its obligations under this Agreement and the other Transaction Documents shall not, (i) conflict with or result in any breach of any provision of its articles of incorporation or by-laws (or any similar organizational documents), (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Transferred Equities or Transferred Assets or any of the terms, conditions or provisions of any Contract to which any of the Parties is a party or by which any of the Parties is bound or to which any of the Transferred Equities or Transferred Assets are subject, except for the Chongqing Loan Company Minority Shareholder Consents, or (iii) violate any Order or Law applicable to any of the Seller Parties or any of their properties or assets.

Section 4.4 Capitalization. Schedule 4.4 of the Seller Disclosure Schedules sets forth a true and complete schedule of (a) the outstanding share capital, including the total amount of registered capital or the number of shares, units or other Equity Securities, of each entity of which any Transferred Equities are Equity Securities (collectively, the “Transferred Entities”), (b) the total registered capital or outstanding share capital of each Subsidiary of a Transferred Entity, and (c) the amount of registered capital or share capital of any such Subsidiary that is Beneficially Owned by any Transferred Entity. All of the registered capital or outstanding share capital of the Transferred Entities and Subsidiaries of the Transferred Entities has been fully paid in compliance with the requirements of applicable Laws, and was not issued in violation of any preemptive or other similar rights of any holder of such equity interests. There are no Contracts, commitments, understandings or arrangement by which any Transferred Entity or Subsidiary of a Transferred Entity is bound to issue additional registered capital, share capital or other Equity Securities.

Section 4.5 Title to Transferred Equities. Schedule 4.5 of the Seller Disclosure Schedules sets forth a true and complete schedule of the registered capital or share capital, including the number of shares, units or other Equity Securities, held by each of the Seller Parties in each of the Transferred Entities. The Seller Parties collectively are the legal owner, and have good and marketable title (beneficially and of record) to all of the Transferred Equities, and have the capacity to convey to the Purchaser good and marketable title to all of the Transferred Equities at the Closing, free and clear of any Encumbrances whatsoever. None of the Transferred Equities are subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, to any equityholders, voting or similar agreement or to any restriction on transfer thereof except for restrictions imposed by applicable Laws or by the express terms of this Agreement or the other Transaction Documents. All of the Transferred Equities are fully paid in compliance with the requirements of applicable Laws.

Section 4.6 Title to Transferred Intellectual Property. The Seller represents and warrants that it and its Subsidiaries are the sole and exclusive owners of the Stage 1 Retained IP, Remaining Retained IP and the SME Loan Know-How, and they have the full right and power to transfer the Stage 1 Retained IP, Remaining Retained IP and the SME Loan Know-How as contemplated by this Agreement, free and clear of any Encumbrances whatsoever, and none of the Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How has lapsed based on a failure to pay the appropriate fees or become abandoned. To the knowledge of the Seller and its Subsidiaries, no court or other tribunal or administrative body has made a finding or adjudication, pursuant to any proceeding, that any of the Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How is invalid or unenforceable, and no Stage 1 Retained IP, Remaining Retained IP or SME Loan Know-How is the subject of a claim of invalidity or unenforceability in any pending judicial, administrative or other proceeding pursuant to which the Seller or one of its Subsidiaries is a party.

Section 4.7 Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 4.8 Exclusivity of Representations. The representations and warranties made by the Seller in this Article IV are the exclusive representations and warranties made by the Seller with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Seller is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to the Seller or the Transferred Equities or Transferred Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules of the Purchaser attached hereto (the “Purchaser Disclosure Schedules”), the Purchaser hereby makes the representations and warranties set forth in this Article V to the Seller Parties.

Section 5.1 Organization and Qualification. The Purchaser (a) is a limited liability company duly organized and is validly existing under the Laws of the PRC, (b) has all necessary entity power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 5.2 Authority; Binding Effect. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents, and the performance by the Purchaser of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of the Purchaser. The Purchaser has duly executed this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each Management Holdco, the Seller and each of the other Seller Parties, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by the Purchaser, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 5.3 No Conflicts; Required Filings and Consents.

(a) The execution and delivery by the Purchaser of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b) The execution and delivery by the Purchaser of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by the Purchaser at the Closing shall not, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents shall not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of the Purchaser, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon the Purchaser Equity Securities or any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser Equity Securities are subject or (iii) violate any Order or Law applicable to the Purchaser or any of its properties or assets.

Section 5.4 Capitalization. Part 1 of Schedule 5.4 of the Purchaser Disclosure Schedules sets forth a true and complete schedule of the outstanding Equity Securities of the Purchaser as of the date hereof, including the total amount of registered capital or the number of shares or other Equity Securities, as applicable, and the names of the owners of record of such Equity Securities. The Purchaser has no issued and outstanding Equity Securities other than as shown on such Schedule, and there are no Contracts, commitments, understandings or arrangements by which the Purchaser is bound to issue additional Purchaser Equity or other Equity Securities, and the Purchaser Equity is not subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, in each case other than the agreements listed in Part 2 of Schedule 5.4 of the Purchaser Disclosure Schedules regarding agreements for the Purchaser to issue, immediately prior to Closing, Purchaser Equity to certain financial investors (the “Financial Investments”). No direct or indirect Ownership Interest in the Purchaser is currently owned by any Person other than a PRC Person.

Section 5.5 Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 5.6 Exclusivity of Representations. The representations and warranties made by the Purchaser in this Article V are the exclusive representations and warranties made by the Purchaser with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Purchaser is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to the Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT HOLDCOS

Except as set forth in the disclosure schedules of the Management Holdcos attached hereto (the “Management Holdco Disclosure Schedules,” and together with the Seller Disclosure Schedules, and the Purchaser Disclosure Schedules, the “Disclosure Schedules”), each Management Holdco, severally and not jointly, hereby makes the representations and warranties set forth in this Article VI to the Seller Parties.

Section 6.1 Organization and Qualification. Such Management Holdco (a) is a limited partnership duly organized and is validly existing under the Laws of the PRC, (b) has all necessary power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 6.2 Authority; Binding Effect. Such Management Holdco has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Management Holdco of this Agreement and the other Transaction Documents to which it is a party, and the performance by Management Holdco of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of such Management Holdco. Such Management Holdco has duly executed this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by such Management Holdco and, assuming the due authorization, execution and delivery by the Purchaser, the Seller and each of the other Seller Parties, this Agreement constitutes a legal, valid and binding obligation of such Management Holdco, enforceable against such Management Holdco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents to which such Management Holdco is a party, when executed and delivered by such Management Holdco, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of such Management Holdco enforceable against such Management Holdco in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 6.3 No Conflicts; Required Filings and Consents.

(a) The execution and delivery by such Management Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered at the Closing shall not, and the performance by such Management Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party shall not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b) The execution and delivery by such Management Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered by such Management Holdco at the Closing shall not, and the performance by such Management Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party shall not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of such Management Holdco, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, any of the terms, conditions or provisions of any Contract to which such Management Holdco is a party or by which such Management Holdco is bound or (iii) violate any Order or Law applicable to such Management Holdco or any of its properties or assets.

Section 6.4 Purchaser Business. The assets of the Transferred Entities and their Subsidiaries do not include any material assets that are not used to conduct the Purchaser Business, and the Transferred Entities and their Subsidiaries do not conduct any material activities other than the Purchaser Business.

Section 6.5 Exclusivity of Representations. The representations and warranties made by each Management Holdco in this Article VI are the exclusive representations and warranties made by such Management Holdco with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Management Holdcos are not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to either Management Holdco or the Purchaser.

ARTICLE VII

COVENANTS

Section 7.1 Confidentiality. Each Party, and each Party’s Representatives who receive Confidential Information as permitted hereunder, shall maintain the confidentiality of Confidential Information in accordance with the procedures adopted by such Party in good faith to protect confidential information of third parties generally delivered to such Party; provided, that such Party may deliver or disclose Confidential Information to:

(a) such Party’s Representatives, and Persons related thereto who are informed of the confidentiality obligations of this Section 7.1; provided, that such Party shall be responsible for any violation of such Party’s applicable procedures made by any such Person;

(b) any Governmental Authority having jurisdiction over such Party to the extent required by applicable Law;

(c) any other Person to which such delivery or disclosure may be required (i) to effect compliance with any Law applicable to such Party, or (ii) in response to any subpoena or other legal process; or

(d) as permitted under Section 7.4;

provided, that, in the cases of clauses (b) and (c) of this Section 7.1, the disclosing Party shall provide each other Party with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective Order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

Section 7.2 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things consistent with applicable Law and reasonably necessary, proper or advisable to consummate, as promptly as practicable, the Transactions, and none of the Parties shall take any action or omit to take any action that would or would reasonably be expected to prevent, impair, make illegal or materially delay the Closing unless such action or omission is required by applicable Law. Without limiting the foregoing, each of the Parties agrees to use its respective reasonable best efforts to:

(i) cause the Closing conditions set forth in Article VIII to be satisfied as promptly as practicable,

(ii) obtain all necessary Regulatory Approvals,

(iii) obtain all necessary licenses, consents, approvals, registrations, qualifications, Orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement (other than Section 2.3, except to the extent provided in Section 2.3(h)),

(iv) make all necessary applications, registrations, declarations and filings with, and notices to, any Governmental Authorities and take all reasonable steps as may be necessary to obtain all approvals from, or to avoid any suit, action, Proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement (other than Section 2.3, except to the extent provided in Section 2.3(h)),

(v) to the extent named as a defendant, defend any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement (other than Section 2.3, except to the extent provided in Section 2.3(h)),

(vi) in the case of the Seller, the Purchaser and their respective Subsidiaries only, have vacated, lifted, reversed or overturned any Order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement (other than Section 2.3, except to the extent provided in Section 2.3(h)); provided, that in no event shall the Seller, the Purchaser, the Seller Parties or any of their Subsidiaries be required to pay or to commit to, prior to the Closing, any fee, penalty or other consideration to obtain any consent, approval, Order, waiver or authorization in connection with the transactions contemplated by this Agreement (other than Section 2.3, except to the extent provided in Section 2.3(h)) under any Contract other than filing fees required and de minimis amounts and customary filing fees payable to Governmental Authorities; and

(vii) execute and deliver any additional instruments and/or separate agreements necessary to consummate the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b) Subject to applicable Law, each of the Parties hereto shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential). No Party shall have any material communication or meeting (telephonic or in-person) regarding the Transactions with a Governmental Authority without giving the Purchaser and the Seller a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such participation or attendance in the communication or meeting).

Section 7.3 Notification of Certain Matters. The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, upon receiving knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from (i) any Governmental Authority in connection with this Agreement or the Transactions or the other actions contemplated hereby, or (ii) any other Person, in each case alleging that the consent of such Person is or may be required in connection with the Transactions or the other actions contemplated hereby and (b) any actions, suits, claims, investigations or Proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Transactions or the other actions contemplated hereby.

Section 7.4 Public Announcement and Filings.

(a) The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by the Purchaser, the Seller, SoftBank and Yahoo!. The Purchaser and the Seller shall require mutual consent before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcement with respect to this Agreement, the Transactions or the other actions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to obtaining such mutual consent, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.

(b) Each of SoftBank and Yahoo! shall, to the extent permitted by Law and reasonably practicable, prior to the filing or furnishing of any report, statement, or other document to a Governmental Authority or as required by applicable Laws that includes any disclosure or statement regarding this Agreement, the Transactions or the other actions contemplated hereby, provide the Purchaser and the Seller with a reasonable opportunity to review and comment upon such report, statement or document, and shall consult with the Purchaser and the Seller in good faith prior to filing or furnishing any such report, statement or document, in each case only if such report, statement or document includes information regarding this Agreement, the Transactions or the other actions contemplated hereby that is materially inconsistent with or in addition to information previously disclosed in (x) any public announcement by the Purchaser and/or the Seller, (y) any publicly disclosed prospectus of the Seller in connection with its initial public offering or (z) any report, statement or document previously filed, furnished or disclosed pursuant to this Section 7.4(b).

Section 7.5 Conduct of Business Pending the Closing. Until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 10.1, the Seller shall and shall cause its Subsidiaries to operate the Transferred Entities and the Transferred Assets in the ordinary course of business consistent with past practice.

Section 7.6 Seller Parties. The Seller shall take all actions necessary to cause each of the Subsidiary Seller Parties to comply with this Agreement, perform its obligations under this Agreement and consummate the Transactions and other actions contemplated hereby, in each case, on the terms and conditions set forth in this Agreement.

Section 7.7 No Control of the Transferred Entities and the Transferred IP. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control the Transferred Entities whose equities are Closing Transferred Equities or control or direct the voting or disposition of the Closing Transferred Equities prior to the Closing, or the right to control or direct the use, operation or disposition of the Stage 1 Retained IP or Remaining Retained IP before the transfer thereof to Purchaser pursuant to this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in a writing signed by all Parties, in the sole discretion of each Party:

(a) No Injunction or Prohibition. No Governmental Authority shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions.

(b) Regulatory Approvals.

(i) The local Office of Financial Affairs (金融办) shall have approved the Guarantee Company (F82) Transfer and the Chongqing Loan Company (F51) Transfer;

(ii) MOFCOM shall have approved the Guarantee Company (F82) Transfer; and

(iii) The filings with NDRC and/or MOFCOM, or the filing with the Management Committee of FTZ if the Purchaser chooses to make the investment through a Subsidiary of the Purchaser to be established in the FTZ, and related filing with SAFE or its local counterparts to be made in connection with Purchaser’s investment in Alipay Singapore E-Commerce (B15) and Libra Capital (A22), shall have been completed.

(c) Legal Opinion. The Purchaser and the Seller shall have received from Fangda Partners an opinion substantially in the form attached as Exhibit D (the “PRC Closing Opinion”); provided that the PRC Closing Opinion may differ from the form attached as Exhibit D solely to the extent that such differences (x) result from changes in Law between the date of this Agreement and the Closing or (y) have been approved in writing by both the Purchaser and the Alibaba Independent Committee on behalf of the Seller.

Section 8.2 Conditions to Obligations of the Seller and the Seller Parties. The obligations of the Seller Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller (with the prior written approval of the Alibaba Independent Committee) in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Purchaser and the Management Holdcos contained in this Agreement shall be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date);

(b) Pre-Closing Covenants. Each of the Parties other than the Seller Parties shall have performed and complied with, in all material respects, all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c) Officer’s Certificate. The Seller shall have received from the Purchaser a certificate to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied and signed by a duly authorized executive officer thereof.

Section 8.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Purchaser in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the date hereof and as of the date of the Closing as if made as of such date (unless made as of a specified date, in which case, as of such date);

(b) Pre-Closing Covenants. Each of the Parties other than the Purchaser, SoftBank and Yahoo! shall have performed and complied with, in all material respects, all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c) Officer’s Certificate. The Purchaser shall have received from the Seller a certificate to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied and signed by a duly authorized executive officer thereof.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1 Board Representation of the Seller.

(a) Independent Director.

(i) During the Independent Director Ownership Period, Seller and Purchaser shall mutually agree to recommend one person to Purchaser, who Purchaser shall nominate for election as a director of the Purchaser board of directors (the “Independent Director”); provided, that no Person that is an officer or employee of the Seller, the Purchaser, SoftBank, Yahoo! or their respective Affiliates, or that is a Related Party, may be designated as the Independent Director. The Parties shall agree on the initial Independent Director as promptly as practicable, and in any event by the 60th day following the date hereof. The “Independent Director Ownership Period” shall commence on the date of this Agreement and shall terminate upon the earlier to occur of (x) a Purchaser Qualified IPO if the Seller’s rights under this Section 9.1 are not permitted by, and not capable of being preserved (through preferred stock or otherwise) under, applicable Law or applicable listing rules; provided, that the Purchaser shall use its commercially reasonable efforts to cause such rights to be permitted and preserved, including by seeking an exemption under applicable stock exchange rules that would permit or otherwise allow such rights to be preserved and (y) the first date following the first occurrence of any Issuance on which the Seller and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Ownership Interests in the Purchaser issued, on or prior to such date, to the Seller and its Subsidiaries collectively pursuant to this Agreement; provided, that if the Seller and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of Purchaser Equity or equivalent equity interests of the Purchaser, such sale shall not terminate the Independent Director Ownership Period unless the Seller and/or any of its Subsidiaries subsequently voluntarily sells any Purchaser Equity or equivalent equity interests of the Purchaser and immediately following such sale the Seller and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Ownership Interests in the Purchaser issued, on or prior to the date of such sale, to the Seller and its Subsidiaries collectively pursuant to this Agreement.

(ii) During the Independent Director Ownership Period, the Purchaser shall use reasonable best efforts, and the Seller and other Parties shall cooperate with the Purchaser, to elect or cause the election of such Independent Director to the board of directors of the Purchaser and otherwise effect the provisions of this Section 9.1 and any determination or resolution of the board of directors of the Purchaser under this Section 9.1, including (prior to any initial public offering) amending the organizational documents to increase or decrease the numbers of directors on the board of directors of the Purchaser and electing or removing directors and (following any initial public offering), nominating the Independent Director for election to the board of directors of the Purchaser and recommending and soliciting proxies for the Independent Director to the same extent as the Purchaser does for any of its other nominees to its board of directors. Without limiting the foregoing, JM, JT and the Management Holdcos shall at all times during the Independent Director Ownership Period vote their respective Equity Securities of the Purchaser in favor of the election of the duly designated Independent Director to the Purchaser board of directors.

(b) Committee Representation. During the Independent Director Ownership Period, the audit committee of the board of directors of the Purchaser shall include the Independent Director and the Purchaser shall cause the Independent Director to be elected or appointed to such committee, in each case subject to applicable Law.

(c) Independent Director Vacancy.

(i) Subject to Section 9.1(a), upon the death, disability, resignation, retirement, disqualification, removal or other expiration or termination of service of the Independent Director during the Independent Director Ownership Period, to the extent permitted by applicable Law, the Seller shall have the right to designate any replacement for the Independent Director, which replacement shall satisfy all requirements under Section 9.1(a) and Section 9.1(b). The Purchaser shall use its reasonable best efforts to take all action required to fill the vacancy on its board of directors and its audit committee resulting therefrom with such person. For the avoidance of doubt, removal and replacement of the Independent Director (and the failure to re-appoint such director at the end of any term) shall require the same approvals as appointment of the Independent Director and the last sentence of Section 9.1(a)(ii) shall apply to any replacement Independent Director designated pursuant to this Section 9.1(c)(i).

(ii) Until the earlier of (A) the date on which SoftBank no longer owns directly or indirectly at least twenty percent (20%) of the ordinary shares of the Seller, (B) the date of the Purchaser Qualified IPO and (C) the expiration of the Independent Director Ownership Period, on or prior to the resignation, removal, termination or expiration of service, death or disability of the Independent Director, SoftBank and JM (or his successor, in the case of JM’s death or incapacity), acting in good faith, shall jointly select and submit to the Alibaba Independent Committee an individual to be designated as the replacement Independent Director. If such selection is approved by the Alibaba Independent Committee, then the Seller shall designate such person as the replacement Independent Director pursuant to Section 9.1(c)(i).

(iii) If, during the period set forth in Section 9.1(c)(ii), SoftBank and JM (or his successor, in the case of JM’s death or incapacity) are unable to agree on a replacement Independent Director, or the Alibaba Independent Committee fails to approve a replacement Independent Director, within three (3) months following the creation of the vacancy in the Independent Director position, the Seller shall designate the chairman of the audit committee of the board of directors of the Seller as the replacement Independent Director pursuant to Section 9.1(c)(i); provided, that such person shall not be elected to the Purchaser’s board as the Independent Director for a term exceeding twelve (12) months.

Section 9.2 Information Rights.

(a) The Purchaser shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP. During the period commencing on the first date on which the Seller owns at least a ten percent (10%) Ownership Interest in the Purchaser and ending on the earlier of (x) the first date after such commencement on which the Seller no longer owns at least a ten percent (10%) Ownership Interest in the Purchaser and (y) payment in full of the Liquidity Event Payment, the Purchaser shall deliver to the Seller the following financial information:

(i) Not later than sixty (60) days after the end of each of the quarterly accounting periods or, after the Purchaser Qualified IPO, not later than the date on which the Purchaser publicly discloses them, the unaudited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(ii) As soon as available but in any event not later than sixty (60) days after the end of each fiscal year of the Purchaser, the unaudited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries for the fourth quarterly period of such fiscal year. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(iii) As soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Purchaser, a copy of the audited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Purchaser and approved by the Purchaser’s equityholders. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed). For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(iv) As soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, equity and cash flows in conjunction with this Section 9.2, and (B) operating metrics relevant to the Purchaser’s businesses and used by the Purchaser’s management for decision-making purposes (excluding any Highly Sensitive Information) (clauses (i) through (iv) collectively, the “Purchaser Financial Information”).

During such period, the Seller’s external auditors shall have the right to conduct, at the Seller’s own cost, periodic reviews of the quarterly financial information provided pursuant to Sections 9.2(a)(i) and (ii) above. Any such review shall be conducted by an independent, external internationally recognized firm of the Seller’s choice with appropriate qualifications and experience in the PRC conducting reviews of this nature. Before beginning its review, the firm selected by the Seller to conduct the review shall execute a confidentiality agreement with the Purchaser, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Seller. The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Seller and the Purchaser. The auditor’s report shall limit the disclosure to the Seller of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith, and the basis for such conclusions.

(b) Without limiting the provisions of Section 9.2(a), during the period commencing upon the first date on which any of the Purchaser or a Subsidiary of the Purchaser is party to an SME Loan Know-How License Agreement and terminating on January 1, 2018, the Purchaser shall, and shall cause each of its Subsidiaries to, maintain true books and records of account in which full and correct entries shall be made for the purpose of supporting and documenting the accuracy of the payments to be made pursuant to the SME Loan Know-How License Agreements as reasonably necessary to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements. All such books and records will be retained at the Purchaser’s, or its applicable Subsidiary’s, principal place of business for a period of at least three (3) years after the payments to which they pertain have been made. The Purchaser’s, or its applicable Subsidiary’s, books and records will be open for inspection and review (as set forth in this Section 9.2(b)) by the Seller, the Alibaba Independent Committee, and their Representatives, during such three (3)-year period for the purpose of verifying the accuracy of the payments made, and the Purchaser’s, or its applicable Subsidiary’s, compliance with, the payment provisions of the SME Loan Know-How License Agreements.

(i) The Seller’s external auditors shall have the right to conduct (and the Seller shall cause the Seller’s external auditors to so conduct, including when requested to do so by the Alibaba Independent Committee), at the Seller’s own cost, periodic reviews to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements. Any review conducted pursuant to this Section 9.2(b)(i) shall be conducted by an independent, external internationally recognized firm of the Seller’s choice with appropriate qualifications and experience in the PRC conducting reviews of this nature. Before beginning its review, the firm selected by the Seller to conduct the review shall execute a confidentiality agreement with the Purchaser, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Seller. The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Seller and the Purchaser. The auditor’s report shall limit the disclosure to the Seller of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith, and the basis for such conclusions.

(ii) The Purchaser may dispute the results of a review conducted pursuant to Section 9.2(b)(i), in which case the Purchaser and the Seller shall work together in good faith to resolve such dispute within thirty (30) days of the Seller’s demand for compensation or reimbursement arising out of the result of such review. If the Purchaser and the Seller are unable to resolve any such dispute after such thirty (30)-day period, the Purchaser may commence arbitration pursuant to Section 12.8; provided, however, that commencing arbitration will not excuse the Purchaser from paying any amounts due to the Seller under the payment provisions of the SME Loan Know-How License Agreements.

(iii) The Seller will, through its external auditors, conduct reviews under Section 9.2(b)(i) no more than once per year, unless any review reveals any breach by the Purchaser of the payment provisions of the SME Loan Know-How License Agreements, in which case, the Seller may, through its external auditors, conduct one (1) additional review in the following twelve (12) months. The Purchaser shall reasonably cooperate with the Seller’s auditors in connection with any review under Section 9.2(b)(i), including by providing the Seller’s auditors with access to all financial and accounting books and statements, management and operating data, records, working papers of the Purchaser’s auditors (to the extent permitted by such auditors; provided, that the Purchaser shall not withhold any consents necessary to permit the Purchaser’s auditors from providing access to such working papers), accounts, financial statements, systems, facilities, operations, and management personnel and other personnel, but only as reasonably necessary for the purposes set forth in Section 9.2(b)(i), and ensure that its personnel cooperate with any such review and all other reasonable requests by the Seller’s auditors for additional information or documentation related to such review.

(iv) If any review reveals that the Purchaser overpaid any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Seller shall promptly refund the overpayment to the Purchaser. If any review reveals that the Purchaser underpaid or failed to pay in full any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Purchaser shall promptly pay the amount of such shortfall to the Seller and reimburse the Seller for the reasonable costs of its external auditor’s conduct of the review.

(v) The rights of the Seller and the Alibaba Independent Committee pursuant to this Section 9.2(b) shall terminate upon a Purchaser Qualified IPO if such rights are not permitted by, and are not capable of being preserved (through preferred stock or otherwise) under, applicable Law or applicable listing rules; provided, that the Purchaser shall use its commercially reasonable efforts to cause such rights to be permitted and preserved, including by seeking an exemption under such applicable Law that would permit or otherwise allow such rights to be preserved.

(c) All access to information and reviews provided for in this Section 9.2 shall be during normal business hours following reasonable advance notice to the Purchaser, and in a manner that does not unreasonably interfere with the Purchaser’s business operations. Nothing in this Section 9.2 shall require the Purchaser to disclose to the Seller or the Alibaba Independent Committee, or to permit any auditor to disclose to the Seller or the Alibaba Independent Committee, (i) any Highly Sensitive Information; (ii) any information to the extent such disclosure of such information would violate applicable Law; (iii) any information to the extent that disclosure thereof would constitute a breach of an agreement with a third party; or (iv) any information whose disclosure would result in a waiver of any attorney-client privilege.

Section 9.3 Preemptive Rights.

(a) Preemptive Rights for Purchaser Securities.

(i) Following any Issuance arising from a Pre-QIPO Issuance Event and until, but not including, the time of the Purchaser Qualified IPO, if the Purchaser proposes to sell any Equity Securities of the Purchaser (the “Additional Purchaser Securities”), the Purchaser shall, no later than thirty (30) days prior to issuing such Additional Purchaser Securities (or in the case of any marketed offering prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate, no later than the earlier of thirty (30) days prior to issuing such Additional Purchaser Securities and ten (10) days prior to the printing of the preliminary prospectus in connection with such offering), notify the Seller in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Purchaser Securities) and shall offer to sell such Additional Purchaser Securities to the Seller in the amounts set forth in Section 9.3(a)(iii) or Section 9.3(a)(iv), as applicable, and subject to Section 9.3(d), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(c) (the “Preemptive Rights for Purchaser Securities”).

(ii) If the Seller wishes to subscribe for a number of Additional Purchaser Securities equal to or less than the number to which they are entitled under this Section 9.3(a), the Seller may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or a portion of such Additional Purchaser Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Purchaser Securities that it (or each of such Person(s)) wishes to purchase.

(iii) With respect to Additional Purchaser Securities that are Purchaser Equity or equivalent equity interests of the Purchaser, the Purchaser shall offer to the Seller a number of such Additional Purchaser Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller pursuant to the Preemptive Rights for Purchaser Securities), the Seller’s Ownership Interest in Purchaser after such issuance would equal the Seller’s Ownership Interest in Purchaser immediately prior to such issuance, such number of Additional Purchaser Securities set forth in this Section 9.3(a)(iii) to constitute the “Preemptive Amount of Purchaser Securities” for the Seller for purposes of any exercise of its Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iii) applies. If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iii), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the amount in RMB or the number of equivalent equity interests reflecting the Ownership Interest in the Purchaser of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(iv) With respect to Additional Purchaser Securities that are Equity Securities and not Purchaser Equity nor equivalent equity interests of the Purchaser, the Purchaser shall offer to the Seller, all or any portion specified by the Seller, of a number of such securities equal to the total number of such Additional Purchaser Securities proposed to be sold, multiplied by the Seller’s Ownership Interest in Purchaser at such time (which number shall constitute the Preemptive Amount of Purchaser Securities for purposes of any exercise of Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iv) applies). If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iv), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(b) Preemptive Rights for Alipay Securities.

(i) Subject to Section 9.3(b)(ii), following any Issuance arising from a Pre-QIPO Issuance Event and until, but not including, the earlier of the Purchaser Qualified IPO and the Alipay Qualified IPO, if Alipay proposes to issue any Equity Securities of Alipay to any Person other than the Purchaser (the “Additional Alipay Securities,” together with Additional Purchaser Securities, the “Additional Securities”), Alipay shall, at least thirty (30) days prior to issuing such Additional Alipay Securities, notify the Seller in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Alipay Securities) and shall offer to sell such Additional Alipay Securities to the Seller in the amounts set forth in Section 9.3(b)(iv) or Section 9.3(b)(v), as applicable, and subject to Section 9.3(e), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(c) (the “Preemptive Rights for Alipay Securities” and together with the Preemptive Rights for Purchaser Securities, the “Preemptive Rights”).

(ii) Any issuance of Additional Alipay Securities subject to the Preemptive Rights for Alipay Securities is subject to and conditioned upon either (A) receipt of approval by the PBOC (or non-objection by the PBOC following submission to the PBOC and a reasonable time for the PBOC’s review and comment) to the Seller’s ownership of the Additional Alipay Securities to be issued to the Seller or a Subsidiary of the Seller pursuant to the Preemptive Rights for Alipay Securities, or (B) Alipay’s agreement to deliver to the Seller alternative arrangements, which may include synthetic equity, indirect holding structures, or use of other rights of value, in each case to provide similar benefits and burdens to the Seller as it would have if it owned Additional Alipay Securities to the extent permitted under applicable Law, and which alternative arrangements are permitted by the PBOC and reasonably acceptable to the Alibaba Independent Committee.

(iii) If the Seller wishes to subscribe for a number of Additional Alipay Securities equal to or less than the number to which they are entitled under this Section 9.3(b), the Seller may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or portion of such Additional Alipay Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Alipay Securities that it (or each of such Person(s)) wishes to purchase.

(iv) With respect to Additional Alipay Securities that are registered capital or equivalent equity interests of Alipay, Alipay shall offer to the Seller a number of such Additional Alipay Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller pursuant to the Preemptive Rights for Alipay Securities) and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the Seller’s exercise of the Preemptive Rights for Alipay Securities), the Seller’s Ownership Percentage of Alipay after such issuance would equal the Seller’s Ownership Percentage of Alipay immediately prior to such issuance, such number of Additional Alipay Securities set forth in this Section 9.3(b)(iv) to constitute the “Preemptive Amount of Alipay Securities” for the Seller for purposes of any exercise of its Preemptive Rights for Alipay Securities to which this Section 9.3(b)(iv) applies. If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(iv), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the amount in RMB of the registered capital of Alipay or the number of equivalent equity interests of Alipay of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(v) With respect to Additional Alipay Securities that are Equity Securities and not registered capital nor equivalent equity interests, Alipay shall offer to the Seller, all or any portion specified by the Seller, of a number of such securities equal to the total number of such Additional Alipay Securities proposed to be sold, multiplied by the Seller’s Ownership Percentage of Alipay at such time (which number shall constitute the “Preemptive Amount of Alipay Securities” for purposes of any exercise of Preemptive Rights for Alipay Securities to which this Section 9.3(b)(v) applies). If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(v), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(c) Purchase Price. The “Additional Securities Purchase Price” for the Additional Securities to be issued pursuant to the exercise of the Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Seller and the Purchaser or by the Seller and Alipay, as applicable), and shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right.

(d) Exercise Period. The Preemptive Rights set forth in this Section 9.3 must be exercised by acceptance in writing of any offer referred to in Section 9.3(a)(i) or Section 9.3(b)(i), (i) within thirty (30) days following the receipt of the notice from the Purchaser of its intention to sell Purchaser Equity Securities or from Alipay of its intention to sell Alipay Equity Securities, and (ii) in connection with any marketed offering (prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate) of the Purchaser or Alipay, at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that, in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per equity interest price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the Seller and the Purchaser, or the Seller and Alipay, as applicable) and may specify a maximum and/or minimum per equity interest price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Purchaser Securities or Additional Alipay Securities pursuant to the exercise by the Seller of its Preemptive Rights for Purchaser Securities or Preemptive Rights for Alipay Securities, as applicable, hereunder shall occur within sixty (60) days after delivery of the notice by the Purchaser as provided in Section 9.3(a)(i) or by Alipay as provided in Section 9.3(b)(i), subject to the receipt of any necessary Governmental Approvals to which the issuance of the Additional Purchaser Securities or the Additional Alipay Securities, as applicable, is subject; provided, that such sixty (60)-day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the Seller is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(e) Termination of Rights. The Preemptive Rights for Purchaser Securities and the Preemptive Rights for Alipay Securities shall not be exercisable with respect to the Purchaser Qualified IPO, and shall terminate (if not already terminated pursuant to the following sentence) upon, and be of no force and effect from and after, the completion of the Purchaser Qualified IPO. The Preemptive Rights for Alipay Securities shall not apply to the Alipay Qualified IPO and shall terminate (if not already terminated pursuant to the previous sentence) upon, and be of no force and effect after, the earlier of the Purchaser Qualified IPO or the Alipay Qualified IPO.

Section 9.4 Certain Transactions.

(a) Until the earlier of the Purchaser Qualified IPO and the end of the Independent Director Ownership Period, without the prior consent of the Independent Director, the Purchaser shall not, and shall cause its Subsidiaries not to:

(i) enter into, modify, terminate or effect any agreement or transaction (other than any modification of the Transaction Agreements and the transactions contemplated thereby subject to Section 12.2(a)) between the Purchaser and/or its controlled Affiliates, on the one hand, and any Related Party, on the other hand, other than:

(A) any issuance of Equity Securities of the Purchaser or its Subsidiaries that is subject to Section 9.3,

(B) any issuance of Equity Securities of the Purchaser pursuant to any equity or incentive plan of the Purchaser (x) that has been previously approved by the Independent Director or (y) which issuance does not result in a reduction of the Seller’s Ownership Interest in Purchaser (after taking into account any concurrent corrective action, including an issuance of Equity Securities to the Seller that would not be deemed to be an exercise of Preemptive Rights pursuant to Section 9.3),

(C) any issuance of Equity Securities of any Subsidiary of the Purchaser pursuant to any equity or incentive plan duly approved by the board of directors or other governing body of such Subsidiary, subject to Section 9.3(b) in the case of Alipay,

(D) any compensation arrangement entered into in the ordinary course of a Related Party’s (other than of JM’s and JT’s) employment by or service on the board of directors of the Purchaser or its Subsidiaries and

(E) the Purchaser Qualified IPO; or

(ii) propose to the Seller any annual “Approved Fee Rate” as defined in and pursuant to the 2011 Commercial Agreement;

provided, that any Independent Director designated pursuant to Section 9.1(c)(iii) shall not have the power to approve any matter set forth in Section 9.4(a)(i).

(b) Prior to the occurrence of Issuances resulting, in the aggregate, in an Issuance Percentage of 100%, without the prior consent of the Alibaba Independent Committee:

(i) Alipay will not issue any Equity Securities other than in an Alipay Qualified IPO, and the Purchaser will not otherwise permit any IPO of Alipay other than an Alipay Qualified IPO ;

(ii) the Purchaser will not Transfer any Equity Securities of Alipay directly or indirectly held by the Purchaser; and

(iii) the Purchaser will not undertake, and the Purchaser and the Management Holdcos will not otherwise permit, any IPO of the Purchaser other than a Purchaser Qualified IPO.

(c) Following the earliest occurrence of any Issuance, without the prior consent of the Alibaba Independent Committee, the Seller shall not, and shall not permit any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Purchaser or any of its Subsidiaries) to:

(i) elect not to exercise, or fail to exercise, wholly or in part, its Preemptive Rights pursuant to Section 9.3; or

(ii) voluntarily Transfer any Equity Securities of the Purchaser or Alipay directly or indirectly held by the Seller.

(d) Without the prior consent of the Alibaba Independent Committee, the Purchaser shall not voluntarily Transfer any Equity Securities of Alipay.

Section 9.5 Change of Control. Following the earliest occurrence of any Issuance until the earlier of the Purchaser Qualified IPO and the end of the Independent Director Ownership Period, without the prior consent of the Seller, none of JM, JT, the Management Holdcos or the Purchaser shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, an individual or group (other than JM (or his successor, in the case of JM’s death or incapacity), other members of management or employees of the Purchaser or its Subsidiaries, the Management Holdcos, and Seller, directly or indirectly) would acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser, it being understood that, without limitation, the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such Transfer has given an enforceable representation and warranty to each Transferor party to the effect that such individual or group would not, as a result of such Transfer or any other pending or agreed Transfer, acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser. Actions taken and agreements made by JM, JT, the Management Holdcos or the Purchaser not consistent with this Section 9.5 shall be null and void ab initio.

Section 9.6 Cross-ownership of Equity Securities by Employees of the Seller and the Purchaser. In order to encourage mutually beneficial cooperation between the Seller and the Purchaser:

(a) The Purchaser may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Seller and the Seller’s Subsidiaries up to 20% of the total value of the pool of Purchaser Equity Securities that it has reserved from time to time for employees generally.

(b) The Seller may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Purchaser and the Purchaser’s Subsidiaries up to 20% of the total value of the pool of Seller Equity Securities that it has reserved from time to time for employees generally, the aggregate size of which has been approved by the Alibaba Independent Committee.

(c) The Purchaser and the Seller shall cooperate and use their good faith efforts to maintain parity and equitable treatment with respect to such grants.

Section 9.7 Transfer Restrictions. Following the first occurrence of any Issuance, neither of the Seller, on the one hand, nor Junao Management Holdco and Junhan Management Holdco, on the other hand, shall Transfer any Purchaser Equity Securities Beneficially Owned by it except pursuant to one of the following provisions:

(a) Transfers to Subsidiaries. At any time, the Seller, on the one hand, and the Management Holdcos, on the other hand, (or their Subsidiaries) (each, to the extent that it owns Equity Securities of the Purchaser, a “Purchaser Equityholder” and “Purchaser Equity Transferor”) may transfer their Equity Securities of the Purchaser to any wholly-owned Subsidiary of such Purchaser Equityholder; provided, however, that such transferee shall at all times continue to be a wholly-owned Subsidiary and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to the Seller’s and the Management Holdcos’ Representative; and provided, further, that if, at any time, such transferee ceases to be a wholly-owned Subsidiary of such Purchaser Equityholder, it shall immediately return all of the Equity Securities of the Purchaser received under this Section 9.7(a) to such Purchaser Equityholder. For the avoidance of doubt, and subject to Section 9.5, no transfer of Equity Securities of the Seller or of either Management Holdco shall be deemed to be a Transfer of Equity Securities of the Purchaser, provided that a Transfer of Equity Securities of a Management Holdco that results in a change of control of such Management Holdco shall constitute a Transfer of the Purchaser Equity Securities Beneficially Owned by such Management Holdco.

(b) Right of First Refusal. Following the first occurrence of any Issuance:

(i) If, from time to time, a Purchaser Equityholder proposes to Transfer any Equity Securities owned by that Purchaser Equityholder to a specific Person other than the other Purchaser Equityholder (a “Proposed Transferee”), then prior to consummating such Transfer, the Purchaser Equity Transferor shall deliver a written notice (the “Offer Notice”) to the other Purchaser Equityholder (the “Offeree”), setting forth the identity of the Proposed Transferee, its bona fide intention to Transfer Equity Securities of the Purchaser to such Proposed Transferee, the number and type of Equity Securities of the Purchaser to be Transferred (the “Purchaser Subject Equities”), the total consideration (including the amount and form thereof) for which such Proposed Transferee has offered to acquire, or such Purchaser Equityholder has offered to sell to such Proposed Transferee the Purchaser Subject Equities (the “Offer Price”), and any other terms of the proposed Transfer.

(ii) The Offer Notice shall constitute, for a period of fifteen (15) days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to the Offeree (or any direct or indirect wholly-owned Subsidiary designated by the Offeree), at the Offer Price, all or a portion of the Purchaser Subject Equities.

(iii) The Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Purchaser Equity Transferor, prior to the expiration of such offer, specifying the number of the Purchaser Subject Equities that the Offeree wishes to purchase. The Offeree may exercise the right to purchase all or a portion of the Purchaser Subject Equities pursuant to this Section 9.7(b) by causing such Person(s) to which the Offeree would be permitted to Transfer Equity Securities of the Purchaser pursuant to Section 9.7(a) to purchase all or portion of the Purchaser Subject Equities directly from the Purchaser Equity Transferor, if so specified in the notice given to the Purchaser Equity Transferor pursuant to this Section 9.7(b)(iii). Any offer accepted by the Management Holdcos as Offeree shall be apportioned between the Management Holdcos as they mutually determine in their sole discretion.

(iv) If the Offeree agrees to purchase any or all of the Purchaser Subject Equities pursuant to this Section 9.7(b), it shall pay in cash or immediately available funds for, and the Purchaser Equity Transferor shall deliver valid title, free and clear of any Encumbrance, to, such Purchaser Subject Equities, subject to receipt of any necessary or advisable third-party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in Section 9.7(b)(ii) or such longer period as is required to obtain any necessary or advisable third-party approvals or Governmental Approvals.

(v) If the offers made by the Purchaser Equity Transferor to the Offeree pursuant to Section 9.7(b)(ii) expire without an agreement by the Offeree to purchase all of the Purchaser Subject Equities, the Purchaser Equity Transferor shall have thirty (30) days following such expiry to enter into a definitive agreement with the Proposed Transferee with respect to such Transfer and, if such agreement is timely entered into, sixty (60) days following the date of that agreement to effect the Transfer of the balance of the Purchaser Subject Equities to the Proposed Transferee, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Purchaser Equityholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement. In the event that the Purchaser Equity Transferor has not entered into a definitive agreement with the Proposed Transferee within such (30)-day period or such Transfer is not consummated within such sixty (60)-day period, the Purchaser Equity Transferor shall not be permitted to sell its Purchaser Equity Securities pursuant to this Section 9.7(b) without again complying with each of the requirements of this Section 9.7(b); provided, that such sixty (60)-day period should be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Purchaser Equity Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(vi) The right of first refusal held by the Seller pursuant to this Section 9.7(b) shall be freely assignable, in connection with any specific Transfer, to the extent that the Seller could not exercise such right without exceeding any applicable regulatory threshold. The right of first refusal held by each Management Holdco shall be freely assignable to any Person that controls, is controlled by, or is under common control with, such Management Holdco.

(vii) The provisions of this Section 9.7(b) shall not be exercisable with respect to, and shall terminate upon, and be of no force and effect from and after, the completion of the Purchaser Qualified IPO.

(c) Transfers to Non-PRC Persons. Prior to the occurrence of Issuances resulting, in the aggregate, in an Issuance Percentage of 100%, none of JM, JT, the Management Holdcos, the Purchaser or Alipay shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or Alipay or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, any Person other than a PRC Person would acquire Beneficial Ownership of Equity Securities of the Purchaser or of Alipay, it being understood that the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such transaction has given an enforceable representation and warranty to each Transferor party to the effect that it is a PRC Person. Actions taken and agreements made by JM, JT, the Management Holdcos, the Purchaser or Alipay not consistent with this Section 9.7 shall be null and void ab initio.

Section 9.8 IPO.

(a) Restructuring. Following the earliest occurrence of any Issuance, if, for any reason, a restructuring of the Purchaser’s Equity Securities, including any stock split or reverse stock split, share exchange, merger or share or equity interest conversion, or of the Purchaser and its Subsidiaries is required in order to effect the Purchaser Qualified IPO, such restructuring shall be conducted in a manner that results in the Seller and its Subsidiaries holding equity interests of the entity that is to issue equity interests in the Purchaser Qualified IPO (and equity interests of any other entity that is not a Subsidiary of such entity succeeding to or acquiring any material assets or operations of the Purchaser in such restructuring) having equivalent value and voting power as the Equity Securities of Purchaser held by the Seller and its Subsidiaries immediately prior to such restructuring.

(b) Participation Right. Following the earliest occurrence of any Issuance, if the Purchaser proposes to effect the Purchaser Qualified IPO or Alipay proposes to effect the Alipay Qualified IPO, the Purchaser or Alipay, as applicable, shall give the Seller written notice of its intent to do so as soon as reasonably practicable, at a time leaving the Seller a reasonable opportunity to comply with any applicable Law in connection with its exercise of the right described in this Section 9.8(b), and in any event not less than thirty (30) Business Days prior to the contemplated publication or public filing of the prospectus for such offering. Within fifteen (15) Business Days following the delivery of such notice, the Seller may, at the sole discretion of the Alibaba Independent Committee, by notice to the Purchaser or Alipay, as applicable, irrevocably commit to sell a number of equity interests of Purchaser or Alipay up to the number of equity interests the Seller and its Subsidiaries own directly in the Purchaser or Alipay, as applicable, and the Purchaser or Alipay, as applicable, shall include in the Purchaser Qualified IPO or the Alipay Qualified IPO, as applicable, such number of equity interests as specified in such notice; provided, that if the managing underwriter of such Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, in good faith shall have advised the Purchaser or Alipay, as applicable, that, in its opinion, the inclusion in the offering of the number of equity interests committed to be sold by the Seller in accordance with this Section 9.8(b) would adversely affect the price or success of the offering, the Purchaser or Alipay, as applicable, shall include in the offering only such number of equity interests as the Purchaser or Alipay, as applicable, is advised can be sold in such offering without such an effect provided that any reduction in equity interests to be included in the offering shall be effected in the following order of priority: (i) first, equity interests that the Purchaser or Alipay, as applicable, proposes to offer for its own account; (ii) second, equity interests that the Seller and its Subsidiaries have committed to sell in the offering; and (iii) third, any equity interests that other equityholders have requested to be sold in such offering.

(c) Cooperation. If requested by the managing underwriter in a Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, following the earliest occurrence of any Issuance, the Seller shall, and shall cause its Subsidiaries to, agree not to effect any transfer of Equity Securities of the Purchaser or Alipay, as applicable, other than as part of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, during a lock-up period for the longer of (i) any statutory lock-up period and (ii) a period that the managing underwriter reasonably determines to be customary for major stockholders in a large initial public offering after consultation with the Seller; provided, that in the case of clause (ii), such lock-up period is not longer than, and shall expire no later than the expiration of, any lock-up period required to be agreed to by any other seller of Equity Securities of the Purchaser or Alipay, as applicable, in the offering (including any management seller) that is expected to sell shares constituting more than 20% of the aggregate shares to be offered in the offering. If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, the Seller and such Subsidiaries shall enter into customary underwriting and other agreements and documentation in connection with such offering on terms substantially similar to those applicable to the Purchaser or Alipay, as applicable, and furnish to the Purchaser or Alipay, as applicable, such information regarding the Seller and its intended method of distribution of the equity interests to be sold as the Purchaser may from time to time reasonably request in order to comply with Purchaser’s obligations under all applicable securities and other Laws and to ensure that the prospectus or other offering documents conform to applicable securities and other Laws. If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, the Purchaser shall fully cooperate with the marketing of the equity interests to be sold in the offering, including the equity interests to be sold by the Seller and its Subsidiaries, including, at the recommendation or request of the managing underwriter, making its officers available to participate in “road show,” “one on one” and other customary marketing activities in such locations as recommended by the managing underwriter. All costs and expenses incurred by the Purchaser or Alipay in the Purchaser Qualified IPO or Alipay Qualified IPO shall be borne by the Purchaser or Alipay, as applicable.

Section 9.9 Business Scope.

(a) The Purchaser. During the Business Scope Period and, if later, for the duration of the Total Term (as defined in the Data Sharing Agreement), the Purchaser shall, and shall cause its Subsidiaries not to, without the prior written consent of the Seller (which consent must be approved by the Alibaba Independent Committee), directly or indirectly engage in, enter into, or participate in the Seller Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Seller in the Seller Business; provided, that the Purchaser and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (v) below.

(i) Shared Businesses. The Purchaser and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of the Purchaser Disclosure Schedules.

(ii) Competing Business Investments. The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Seller Business. A “Permitted Purchaser Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A) (1) is an investment in a publicly traded company, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed one hundred million U.S. Dollars (US$100,000,000) (the limitations of clauses (2) and (3) together, the “Type I Investment Threshold”); or

(B) (1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process set forth in Section 9.9(c).

(iii) New Business Investments. The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser New Business Investments in, and thereafter participate as an owner, partner or principal in, any business that is engaged in neither the Seller Business nor the Purchaser Business. A “Permitted Purchaser New Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A) (1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold;

(B) (1) is an investment in a publicly traded company and (2) does exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process;

(C) (1) is in a company that is not publicly traded, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed Fifty Million U.S. Dollars (US$50,000,000) in investment amount (the limitations of clauses (2) and (3) together, the “Type II Investment Threshold”);

(D) (1) is in a company that is not publicly traded, and (2) does exceed the Type II Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process; or

(E) (1) is held on behalf of one or more clients by the Purchaser or its Subsidiaries, including in a brokerage, deposit or custodial capacity; or (2) is an investment in a publicly traded company held in the ordinary course of business by any mutual fund, hedge fund or other investment fund managed by the Purchaser or its Subsidiaries and in which no more than five percent (5%) of the assets under management are held for the account of the Purchaser and its Subsidiaries; or (3) is an ordinary course portfolio investment of an insurance business of the Purchaser or its Subsidiaries.

(iv) No Exit Obligation. If the Purchaser first engages in, enters into, participates in, or invests in any of the businesses at a time when it is not prohibited from doing so pursuant to the other provisions of this Section 9.9(a), the Purchaser shall be permitted to continue to engage or participate in such businesses notwithstanding any such prohibition arising after such time, including as a result of subsequent changes to the scope of the Seller Business.

(b) The Seller. During the Business Scope Period and for the duration of the Total Term (as defined in the Data Sharing Agreement), the Seller shall, and shall cause its Subsidiaries not to, without the prior written consent of the Purchaser, directly or indirectly engage in, enter into, or participate in the Purchaser Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Purchaser in the Purchaser Business; provided, that the Seller and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iv) below.

(i) Shared Businesses. The Seller and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of the Seller Disclosure Schedules.

(ii) Competing Business Investments. The Seller and its Subsidiaries may, from time to time, make Permitted Seller Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Purchaser Business. A “Permitted Seller Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A) (1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold (substituting “Seller” for “Purchaser” in the definition thereof); or

(B) (1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Seller first complies with the Opportunity Offer Process.

(iii) Non-Exclusivity. The Seller and its Subsidiaries may, from time to time, enter into and perform contracts and agreements with third Persons for the provision or procurement of payment services and other financial services and products, including (A) sharing of data subject and pursuant to the Data Sharing Agreement and (B) as set forth in Section 2.6 of the 2011 Commercial Agreement.

(iv) SME Loan Business. Until the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Alibaba Small Loan Company (F50), the Chongqing Loan Company (F51) and 浙江阿里巴巴融信网络技术有限公司 (Zhejiang Alibaba Finance Credit Network Technology Co., Ltd.) (together, the “Zhejiang Alibaba Entities”) may operate the Seller’s SME Loan business in the ordinary course of business consistent with past practices. For the avoidance of doubt, following the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall use its reasonable best efforts to promptly wind down any portion of the Seller’s SME Loan business still owned by the Seller and its Subsidiaries, including the operations of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and the Parties shall make appropriate provisions for the employees of the Seller’s SME Loan business, including the Zhejiang Alibaba Entities, with associated costs to be borne by the Purchaser, it being understood and agreed that as long as the Seller is using reasonable efforts to wind down the operation of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and does not, directly or indirectly, make any new SME Loan, it shall not be deemed to be in breach of this Section 9.9(b).

(c) Opportunity Offer Process. Where the “Opportunity Offer Process” is required under Section 9.9(a) or Section 9.9(b) with respect to any proposed investment in any Person:

(i) the proponent Party shall notify the other Party of the proposed investment promptly after the proponent Party’s internal investment committee (or equivalent decision-making body) authorizes the proponent Party to explore the proposed investment, which notice shall include the presentation and other materials provided to the internal investment committee;

(ii) the proponent Party shall provide a draft of the term sheet and/or draft documentation regarding the investment when initially proposed to or by the counterparty(ies) to such investment, and thereafter once the terms thereof have been substantially negotiated;

(iii) if and when the proponent Party has made a reasonably final determination to proceed with the proposed investment, the proponent Party shall provide notice of such determination to the other Party, including the then-current draft of the term sheet and/or draft documentation;

(iv) the other Party may elect, no later than the later of ten (10) calendar days or five (5) Business Days, to pursue the proposed investment itself; and

(v) if the other Party declines to pursue the proposed investment, does not make any election within the time period specified above, or elects to pursue the proposed investment but subsequently gives notice that it is no longer pursuing the proposed investment or otherwise ceases to actively pursue the proposed investment, the proponent Party may thereafter pursue the proposed investment on terms no more favorable to the proponent Party than those previously offered to the other party hereunder. If the proponent Party thereafter ceases to actively pursue the proposed investment, it will promptly notify the other party of that fact and may not thereafter recommence its pursuit of the proposed investment without first complying again with this Opportunity Offer Process.

(d) During the Business Scope Period, none of JM, JT, or the Management Holdcos shall directly or indirectly engage in, enter into, or participate in the Purchaser Business, other than through the Purchaser and its Subsidiaries.

Section 9.10 Alibaba Independent Committee. As promptly as practicable, and in any event by the 60th day following the date hereof, the Seller shall designate a committee (the “Alibaba Independent Committee”) for purposes of this Agreement. The Alibaba Independent Committee shall be comprised of all of those directors, and only those directors, that both (i) are “independent” under the rules of the New York Stock Exchange (or, if the Seller’s equity interests are primarily listed on another Recognized Stock Exchange, the rules of such Recognized Stock Exchange) and (ii) are not officers or employees of the Seller; provided, that for the purposes of this Agreement, any individual nominated by SoftBank to the Seller board of directors shall serve as a member of the Alibaba Independent Committee, and, provided further, that for the first year after the date hereof, JT shall be entitled to observe, present to and participate in the meetings of the Alibaba Independent Committee, but shall not be a member of the Alibaba Independent Committee or vote regarding any consent, determination or decision of the Alibaba Independent Committee, it being understood and agreed that, during such first year, subject to applicable Law, the Alibaba Independent Committee shall be permitted to hold, and vote on any matter in, executive sessions with respect to any matters in which the members of the Alibaba Independent Committee reasonably conclude that JT has a direct or indirect conflicting interest and may, after affording JT an opportunity to present on such matters, exclude JT from such executive sessions. The Alibaba Independent Committee composed as described in this Agreement shall remain in existence for so long as any Transaction Document remains in effect under which any consent, determination or decision of the Alibaba Independent Committee is required. Any consents, determinations or decisions of the Alibaba Independent Committee referred to herein shall be made by majority vote.

Section 9.11 Further Assurances.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an assignment or transfer of any Transferred Equities or Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Purchaser thereto or thereunder, and such consent has not been obtained on or prior to the date of the applicable transfer. If, as of the date of the applicable transfer, an attempted transfer or assignment of any such Transferred Equities or Transferred Assets would be ineffective or would adversely affect the rights of the Purchaser as a result of a failure to obtain any such consent of a third party so that the Purchaser would not in fact receive all such rights, the Purchaser and the Seller will use their respective reasonable best efforts to (i) obtain such consent and (ii) enter into a mutually agreeable arrangement under which the applicable Party would obtain the benefits and assume the obligations and bear the burdens associated with such Transferred Equities or Transferred Assets, as applicable.

(b) Following an Issuance, in the event that, as a result of any change in Law or any action taken by any Governmental Authority, the Seller or a Subsidiary thereof is required to divest, or is prohibited from owning, any or all of the Equity Securities of the Purchaser acquired by it pursuant to this Agreement, then the Purchaser and the Seller shall, as soon as practicable, negotiate in good faith and use their respective reasonable best efforts to agree on contractual or other alternative arrangements providing, to the extent permitted by applicable Law, the Seller with economic rights and other rights and benefits equivalent to the rights and benefits of ownership of the Equity Securities of the Purchaser that the Seller or its Subsidiary is required to divest or is prohibited from owning. Such contractual or alternative arrangements may include, to the extent agreed by the Purchaser and the Seller in good faith, profit sharing, mandatory liquidity event payments and other arrangements similar to those provided for in the Framework Agreement.

(c) If Issuances resulting, in the aggregate, in an Issuance Percentage of 100% do not occur prior to the Purchaser Qualified IPO, but no Liquidity Event Payment is payable under Section 2.5(a), then (i) the Purchaser shall not permit in connection with any Post-QIPO Issuance Event any Issuance resulting, in the aggregate, in Seller having Beneficial Ownership of 30% or more of the aggregate Ownership Interests in Purchaser absent the prior written consent of the Seller, (ii) if the foregoing clause (i) prevents the Issuance Percentage from reaching 100%, the Parties shall discuss in good faith a process for effecting Issuances resulting, in the aggregate, in an Issuance Percentage of 100% without triggering a mandatory tender offer under the Laws of the PRC and (iii) the Parties shall ensure that any Post-QIPO Issuance complies with applicable Laws.

Section 9.12 Dividends. Prior to the occurrence of Issuances resulting, in the aggregate, in an Issuance Percentage of 100%, neither Purchaser nor any non-wholly owned Subsidiary of Purchaser shall declare or pay any dividends, or repurchase or redeem any Equity Securities, without the consent of the Alibaba Independent Committee.

Section 9.13 Further Covenants.

(a) Maintenance of Existence; Compliance. Until the earlier of: (a) the date on which the Issuance Percentage is 100% and (b) the Secured Obligations are satisfied and discharged in full, each of Purchaser, Alipay and IPCo shall, and JM, JT and PMH shall cause Purchaser, Alipay and IPCo to, take all reasonable action to (i) preserve, renew and keep in full force and effect its organizational existence, (ii) maintain all rights, privileges, business licenses, and franchises, and comply with all Contracts, in each case as is necessary or desirable in the normal conduct of its business, and (iii) comply in all material respects with all Laws and judgments, orders and decrees of any Governmental Authority.

(b) Further Assurances. Until the earlier of: (a) the date on which the Issuance Percentage is 100% and (b) the Secured Obligations are satisfied and discharged in full, each of Purchaser, Alipay, IPCo, JM, JT and PMH agree, that from time to time, at his or its expense, he or it shall promptly execute and deliver, and JM, JT and PMH shall cause Purchaser, Alipay and IPCo to execute and deliver, all further instruments and documents, and take all further action, that may be reasonably necessary, or that Alibaba, Softbank or Yahoo may reasonably request, in order to perfect and protect the security interest granted, ensure the continued perfection of, purported or intended to be granted in favor of Alibaba pursuant to the Amended IPCo Security Documents or to enable Alibaba to exercise and enforce its rights and remedies thereunder with respect to any Collateral.

ARTICLE X

TERMINATION

Section 10.1 Termination of Transactions. The provisions of this Agreement relating to (and only to the extent relating to) the consummation of the Transactions may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser if any court of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of any of the Transactions and such Order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have used its reasonable best efforts in accordance with Section 7.2(a) to have such Order, decree, ruling or other action vacated;

(c) by the Purchaser in the event of a failure of the Seller’s representations, as set forth in Article IV (other than Section 4.7), to be true and correct or a material breach by the Seller or a Seller Party of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 8.1 or Section 8.3 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by the Purchaser to the Seller;

(d) by the Seller in the event of a failure of the Purchaser’s representations, as set forth in Article V (other than Section 5.5) or the Management Holdcos’ representations, as set forth in Article VI (other than Section 6.5), to be true and correct or a material breach by the Purchaser of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 8.1 or Section 8.2 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by the Seller to the Purchaser; or

(e) by either the Seller or the Purchaser if the Closing has not occurred by the 180th day following the date hereof; provided, that the Party so requesting termination shall not have breached any provision of this Agreement in a manner that primarily caused the failure of the Closing to occur by such date.

The Party seeking to terminate such provisions of this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to each other Party.

Section 10.2 Effect of Termination. In the event of termination of certain provisions of this Agreement as provided in Section 10.1, such provisions of this Agreement shall forthwith become void and there shall be no Liability on the part of any Party with respect thereto. The remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, successors and assigns from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter, collectively, “Losses”) to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article IV (other than Sections 4.3(a) and 4.7) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of the Seller Parties contained in this Agreement. In the event of any failure of any representation or warranty set forth in Section 4.7 to be true and correct as of the date hereof and as of the date of the Closing as if made on such date, the Purchaser shall, upon request by the Seller, transfer to the Seller for no additional consideration any assets identified by the Seller that cause such representation or warranty to not be so true and correct, and such obligation of the Purchaser shall be the Seller’s sole and exclusive remedy with respect to such failure.

Section 11.2 Indemnification by the Purchaser. The Purchaser shall save, defend, indemnify and hold harmless each of the Seller Parties, their Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article V (other than Section 5.5) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of the Purchaser contained in this Agreement.

Section 11.3 Indemnification by the Management Holdcos. The Management Holdcos, jointly and severally, shall save, defend, indemnify and hold harmless each of the Seller Parties, their Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article VI (other than Section 6.4) to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of the Management Holdcos contained in this Agreement.

Section 11.4 Procedures.

(a) In order for a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the Seller or the Purchaser, as the case may be, (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XI, except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) An Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party such witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or discharge of such Third-Party Claim by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, and releases the Indemnified Party completely in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.

(c) In the event any Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case, to the extent reasonably required by the Indemnifying Party.

Section 11.5 Limits on Indemnification and Liability.

(a) The Purchaser and the Seller Parties shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(b) No Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

To the Seller or any of the Seller Parties:

c/o Alibaba Group Services Limited 26th Floor, Tower One Times Square 1 Matheson Street Causeway Bay Hong Kong
Attention:	General Counsel
Facsimile No.:	+852 2215 5200
Email:	legalnotice@hk.alibaba-inc.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 United States
Attention:	Mark Gordon
DongJu Song
Facsimile No.:	+1 212 403 2000
Email:	mgordon@wlrk.com
dsong@wlrk.com

and

Morrison & Foerster Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Tokyo, 100-6529 Japan
Attention:	Kenneth A. Siegel
Facsimile No.:	+81 3 3214 6512
Email:	ksiegel@mofo.com

and

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 United States
Attention:	Marc R. Packer
Facsimile No.:	+1 212 735 2000
Email:	marc.packer@skadden.com

To the Purchaser:

22F Block B Huanglong Times Plaza No. 18 Wantang Road Hangzhou, 310099 People’s Republic of China
Attention:	Head of Legal
Facsimile No.:	+(86571) 8656 2095
Email:	legalnotice@alipay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 United States
Attention:	Mark Gordon
DongJu Song
Facsimile No:	+1 212 403 2000
Email:	mgordon@wlrk.com
dsong@wlrk.com

Section 12.2 Amendment; Waiver; Etc.

(a) Any provision of this Agreement may be amended, waived or modified if, and only if, such amendment, waiver or modification is in writing and signed, (x) in the case of an amendment or waiver of any provision of Article II, Section 9.9 or this Section 12.2 of this Agreement or of any provision that by its terms requires or contemplates the approval of or otherwise refers to the Alibaba Independent Committee, by the Purchaser, by the Seller after obtaining consent of the Alibaba Independent Committee, and by SoftBank, (y) in the case of an amendment of any other provision of this Agreement, by (i) the Purchaser and the Seller and (ii) any Party other than the Purchaser and the Seller Parties that is adversely and directly affected by such amendment, or (z) in the case of a waiver of any other provision of this Agreement, by the Party against whom the waiver is to be effective. Furthermore, the Parties shall not, and shall not permit any of their respective Subsidiaries party to any SME Loan Know-How License Agreement to, amend, waive or modify any provision of Article 3 or Appendix 2 of such SME Loan Know-How License Agreement without the prior written consent of the Alibaba Independent Committee and SoftBank. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) All material actions, consents, determinations, and approvals, including in connection with amendments and waivers under Section 12.2(a), to be taken or made by the Seller or its controlled Affiliates under or in connection with any Transaction Document (other than any such matters that require the approval of the Alibaba Independent Committee) shall be taken or made solely with prior approval of the Seller Audit Committee or any person to whom the Seller Audit Committee delegates such matters.

Section 12.3 Assignment. With the exception of the right of first refusal held by the Seller pursuant to Section 9.7(b), no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the Purchaser and the Seller; provided that the assignor shall remain liable for its obligations under this Agreement. Any assignment without such prior written consent shall be null and void.

Section 12.4 Entire Agreement. This Agreement (including all Schedules and Exhibits), the Disclosure Letters and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. To the extent there is any inconsistency between (i) a provision of another Transaction Document and (ii) a provision of this Agreement that is more specific or detailed with respect to the subject matter of such other Transaction Document, then the provision of this Agreement shall govern and control. Otherwise, the provision of the other Transaction Document shall govern. In the case of any other inconsistency between this Agreement and any other Transaction Document, this Agreement shall govern.

Section 12.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. The Management Holdcos shall be parties to this Agreement solely with respect to Article VI, this Article XII, and Sections 4.2, 5.2, 7.1, 7.2, 8.2(a), 9.1(a)(ii), 9.5, 9.7, 9.9(d), 10.01, 11.3 and 11.4. PMH shall be party to this Agreement solely with respect to this Article XII and Section 9.13.

Section 12.6 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the negotiation and execution of the Transaction Documents shall be borne by the Person incurring such expenses.

Section 12.7 Governing Laws; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND, TO THE EXTENT POSSIBLE, ALL OTHER TRANSACTION DOCUMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 12.8 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement and/or the other Transaction Documents, or the transactions contemplated hereby or thereby, or the breach, termination or validity hereof or thereof, shall be finally settled exclusively by arbitration. The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore; provided, that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three (3) arbitrators. The Party (or the Parties, acting jointly, if there is more than one (1)) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there is more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If, within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two (2) arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third (3rd) arbitrator has accepted the appointment, the two (2) arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration Proceeding with any other arbitration Proceeding involving any of the Parties relating to the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate Proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Transaction Documents, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all disputes in the consolidated Proceeding.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s Equity Securities are listed or applicable Law.

(f) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in U.S. Dollars (or, if a payment in U.S. Dollars is not permitted by Law and if mutually agreed upon by the Parties, in Renminbi), free from any deduction, offset or withholding for Taxes.

(h) Notwithstanding this Section 12.8 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party; provided, that there is no unreasonable delay in the prosecution of that application. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Transaction Documents, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

Section 12.9 Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this paragraph, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement (and any other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by this Agreement (and any other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 12.8) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respect as provided by the Agreement as if the stricken provision(s) had been valid, legal and enforceable. No Party shall, or shall Permit any of its Related Parties or Representatives to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable.

Section 12.10 Counterparts. This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 12.11 Rules of Construction. Each Party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and has relied upon the advice of counsel of its choice. Each Party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents and in the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy Alexander Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)

By:	/s/ Peng Lei
Name:	Peng Lei
Title:	Legal Representative

ALIBABA.COM CHINA LIMITED

By:	/s/ Timothy Alexander Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

浙江淘宝网络有限公司 (Zhejiang Taobao Network Co., Ltd.)

By:	/s/ Lu Zhaoxi
Name:	Lu Zhaoxi
Title:	Legal Representative

杭州阿里创业投资有限公司 (Hangzhou Ali Venture Capital Co., Ltd.)

By:	/s/ Jack Ma Yun
Name:	Jack Ma Yun
Title:	Legal Representative

SILVERWORLD TECHNOLOGY LIMITED

By:	/s/ Timothy Alexander Steinert
Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman and CEO

YAHOO! INC.

By:	/s/ Marissa Mayer
Name:	Marissa Mayer
Title:	President and CEO

支付宝（中国）网络技术有限公司
(Alipay.com Co., Ltd.)

By:	/s/ Peng Lei
Name:	Peng Lei
Title:	Legal Representative

APN LTD.

By:	/s/ Joseph Chung Tsai
Name:	Joseph Chung Tsai
Title:	Director

/s/ Jack Ma Yun
JACK MA YUN

/s/ Xie Shihuang
XIE SHIHUANG

/s/ Joseph Chung Tsai
JOSEPH CHUNG TSAI

杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership))

By:	/s/ Jack Ma Yun
Name:	Jack Ma Yun
Title:	Authorized Representative of Executive Partner

杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership))

By:	/s/ Jack Ma Yun
Name:	Jack Ma Yun
Title:	Authorized Representative of Executive Partner

PMH HOLDING LIMITED

By:	/s/ Joseph Chung Tsai
Name:	Joseph Chung Tsai
Title:	Director